The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Filed pursuant to Rule 424(a)
Registration Statement No. 333-158019

American International Group, Inc.

Offer to Exchange

$4,000,000,000 8.175% Series A-6 Junior Subordinated Debentures

For Any and All Outstanding

8.175% Series A-6 Junior Subordinated Debentures

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON JUNE 17, 2009, UNLESS
EXTENDED BY US

The terms of the new junior subordinated debentures are substantially identical to the terms of the old junior subordinated debentures, except that the new junior subordinated debentures are registered under the Securities Act of 1933 (the “Securities Act”), and the transfer restrictions, registration rights and additional interest provisions currently applicable to the old junior subordinated debentures do not apply to the new junior subordinated debentures.

AIG is also making a concurrent offer to exchange up to $3,250,000,000 of its 8.250% Notes due 2018 for any and all of its outstanding 8.250% Notes due 2018. That offering is being made pursuant to a separate prospectus and is not part of the exchange offer to which this prospectus relates. The offer to exchange 8.250% Notes due 2018 and this offer are not contingent upon or related to one another.

See “Risk Factors” on page 4 for a discussion of factors you should consider before tendering your old junior subordinated debentures for new junior subordinated debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2009

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus or information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is an offer to exchange only the junior subordinated debentures offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND
OTHER INFORMATION ABOUT FUTURE EVENTS

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to the recently completed and proposed transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, asset dispositions, liquidity, collateral posting requirements, management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the recently completed and proposed transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure of the completed transactions with the Federal Reserve Bank of New York or the United States Department of the Treasury to achieve their desired objectives or a failure to complete the proposed transactions with the Federal Reserve Bank of New York, developments in global credit markets and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of, and in Part II, Item 1A. Risk Factors of, AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008 (including Amendment No. 1 on Form 10-K/A filed on April 30, 2009, the “2008 Annual Report on Form 10-K”). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-4 relating to the exchange of old junior subordinated debentures for new junior subordinated debentures. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the time of initial filing of the registration statement (or post-effective amendment) and before effectiveness of the registration statement (or post-effective amendment), and after the date of this prospectus and until the exchange offer is completed (except for information in these documents or filings that is deemed “furnished” to the SEC).

(1)	Annual Report on Form 10-K for the year ended December 31, 2008 and Amendment No. 1 on Form 10-K/A filed on April 30, 2009.

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

(3)	Current Reports on Form 8-K, filed on January 7, 2009, January 23, 2009, January 23, 2009, February 12, 2009, March 2, 2009, March 5, 2009, March 25, 2009, March 31, 2009, April 20, 2009, April 20, 2009, April 20, 2009 and May 7, 2009 and the amendments on Form 8-K/A filed on January 14, 2009, March 13, 2009, March 16, 2009, March 16, 2009, May 15, 2009 and May 15, 2009.

AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. You can also request from AIG’s Director of Investor Relations, or obtain from AIG’s corporate website, a copy of AIG’s Current Report on Form 8-K, filed on May 20, 2008, which contains the replacement capital covenant discussed under “Replacement Capital Covenant”. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

In order to ensure timely delivery of the requested documents, requests should be made no later than June 10, 2009. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference carefully.

American International Group, Inc.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its main telephone number is 212-770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The Exchange Offer

The Exchange Offer	AIG is offering to exchange up to $4,000,000,000 principal amount of its new 8.175% Series A-6 junior subordinated debentures (the “new junior subordinated debentures”) which have been registered under the Securities Act for a like principal amount of its old 8.175% Series A-6 junior subordinated debentures (the “old junior subordinated debentures”). You may tender old junior subordinated debentures only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the heading “The Exchange Offer” below for further information about the exchange offer and resale of the new junior subordinated debentures.

AIG has filed a registration statement to register the new junior subordinated debentures under the Securities Act. AIG will not accept for exchange any old junior subordinated debentures until the registration statement has become effective under the Securities Act.

Expiration Date	5:00 p.m., New York City time, on June 17, 2009, unless AIG extends the exchange offer.

Resale of New Junior Subordinated Debentures	Based on interpretive letters of the SEC staff to third parties, AIG believes that you may resell and transfer the new junior subordinated debentures issued pursuant to the exchange offer in exchange for old junior subordinated debentures without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are not a broker-dealer that acquired the old junior subordinated debentures from AIG or in market-making transactions or other trading activities;

• acquire the new junior subordinated debentures in the ordinary course of your business;

• do not have an arrangement or understanding with any person to participate in the distribution of the new junior subordinated debentures; and

• are not AIG’s affiliate as defined in Rule 405 under the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new junior subordinated debentures.

Broker-dealers that acquired old junior subordinated debentures directly from AIG, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new junior subordinated debentures.

Each broker-dealer that receives new junior subordinated debentures for its own account pursuant to the exchange offer in exchange for old junior subordinated debentures that it acquired as a result of market-making or other trading activities must comply with its prospectus delivery obligations in connection with any resale of the new junior subordinated debentures and provide AIG with a signed acknowledgment of compliance.

Consequences If You Do Not Exchange Your Old Junior Subordinated Debentures	Old junior subordinated debentures that are not tendered in the exchange offer or are not accepted for exchange will remain outstanding and continue to bear legends restricting their transfer. You will not be able to offer or sell the old junior subordinated debentures unless:

• an exemption from the requirements of the Securities Act is available to you; or

• you sell the old junior subordinated debentures outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which AIG may waive, as described below under “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Junior Subordinated Debentures	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

• an agent’s message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your old junior subordinated debentures by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Guaranteed Delivery Procedures for Tendering Old Junior Subordinated Debentures	If you cannot meet the expiration deadline, deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your old junior subordinated debentures according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of old junior subordinated debentures any time before the exchange offer expires. You may also withdraw tenders of any old junior subordinated debentures that have not yet been accepted for exchange after the expiration of forty business days from the commencement of the exchange offer.

Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	AIG will not receive any proceeds from the exchange or the issuance of new junior subordinated debentures in connection with the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer — Exchange Agent.”

The New Junior Subordinated Debentures

Issuer	The new junior subordinated debentures will be the obligations of AIG.

The New Junior Subordinated Debentures	$4,000,000,000 of 8.175% Series A-6 Junior Subordinated Debentures.

The form and terms of the new junior subordinated debentures are the same as the form and terms of the old junior subordinated debentures, except that:

• the new junior subordinated debentures will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

• the new junior subordinated debentures will not contain provisions for payment of additional interest in case of non-registration.

The same junior subordinated debt indenture, dated March 13, 2007, as supplemented on May 20, 2008 by the ninth supplemental indenture, will govern both the old junior subordinated debentures and the new junior subordinated debentures. You should read the discussion under the heading “Description of Terms of the New Junior Subordinated Debentures” below for further information about the new junior subordinated debentures.

Trustee	The Bank of New York Mellon

RISK FACTORS

Before tendering old junior subordinated debentures in the exchange offer, you should consider carefully each of the following risk factors, as well as the risk factors set forth in Item 1A of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and in Item 1A of Part I of AIG’s 2008 Annual Report on Form 10-K (see “Where You Can Find More Information” in this prospectus).

If you fail to exchange the old junior subordinated debentures, they will remain subject to transfer restrictions.

Any old junior subordinated debentures that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old junior subordinated debentures will not have any further rights to have their old junior subordinated debentures exchanged for new junior subordinated debentures registered under the Securities Act. The liquidity of the market for old junior subordinated debentures that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your old junior subordinated debentures.

Late deliveries of old junior subordinated debentures and other required documents could prevent a holder from exchanging its old junior subordinated debentures.

Holders are responsible for complying with all exchange offer procedures. The issuance of new junior subordinated debentures in exchange for old junior subordinated debentures will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of old junior subordinated debentures who wish to exchange them for new junior subordinated debentures should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the new junior subordinated debentures may be restricted.

A broker-dealer that purchased old junior subordinated debentures for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new junior subordinated debentures. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new junior subordinated debentures.

There has not been, and there may not be, a public market for the new junior subordinated debentures.

Prior to this exchange offer, there was no public market for the new junior subordinated debentures, and if an active trading market does not develop for the new junior subordinated debentures, you may not be able to resell them. We do not intend to apply to list the new junior subordinated debentures on any national securities exchange or any automated quotation system. The lack of a trading market could adversely affect your ability to sell the new junior subordinated debentures and the price at which you may be able to sell the new junior subordinated debentures. The liquidity of the trading market, if any, and future trading prices of the new junior subordinated debentures will depend on many factors, including, among other things, the market price of the other series of junior subordinated debentures issued by AIG, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new junior subordinated debentures, we will receive old junior subordinated debentures from you in the same principal amount. The old junior subordinated debentures surrendered in exchange for the new junior subordinated debentures will be retired and canceled and cannot be reissued. Accordingly, issuance of the new junior subordinated debentures will not result in any change in our indebtedness.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our 2008 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, each of which is incorporated by reference into this prospectus as described under “Where You Can Find More Information.”

Three Months
Ended March 31,	Year Ended December 31,
2009	2008	2007	2006	2005	2004

(a)	(b)	1.78	3.39	2.98	3.44

(a)	Earnings were inadequate to cover total fixed charges by $6,400 million for the three-month period ended March 31, 2009.

(b)	Earnings were inadequate to cover total fixed charges by $108,788 million for the year ended December 31, 2008.

Earnings represent:

•	Income from operations before income taxes and adjustments for minority interest

Plus

•	Fixed charges other than capitalized interest

•	Amortization of capitalized interest

•	The distributed income of equity investees

Less

•	The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

Fixed charges include:

•	Interest, whether expensed or capitalized

•	Amortization of debt issuance costs

•	The proportion of rental expense deemed representative of the interest factor by the management of AIG.

THE EXCHANGE OFFER

The following is a summary of the exchange and registration rights agreement and letter of transmittal. The exchange and registration rights agreement and the letter of transmittal contain the full legal text of the matters described in this section, and each is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to these documents for more information.

Purpose and Effect of Exchange Offer; Registration Rights

We are offering to exchange our 8.175% Series A-6 Junior Subordinated Debentures, which have been registered under the Securities Act and which we refer to as the new junior subordinated debentures, for our outstanding 8.175% Series A-6 Junior Subordinated Debentures, which have not been so registered and which we refer to as the old junior subordinated debentures. We refer to this exchange offer as the exchange offer.

We will not accept for exchange any old junior subordinated debentures until the registration statement registering the new junior subordinated debentures has become effective under the Securities Act.

The old junior subordinated debentures were purchased by Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Lehman Brothers Inc., Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., Daiwa Securities America Inc., RBC Capital Markets Corporation, Santander Investment Securities Inc., KeyBanc Capital Markets, Inc., Scotia Capital (USA) Inc., Wells Fargo Securities, LLC, ANZ Securities, Inc., nabCapital Securities, LLC, BMO Capital Markets Corp., TD Securities (USA) LLC, ING Bank N.V., Calyon Securities, SunTrust Robinson Humphrey, Inc., NatCity Investments, Inc., BBVA Securities, Inc. and CIBC World Markets Corp., whom we collectively refer to as the initial purchasers, on May 20, 2008 for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the sale of the old junior subordinated debentures, we and the initial purchasers entered into an exchange and registration rights agreement, dated May 20, 2008, which requires us, among other things,

•	to file with the SEC an exchange offer registration statement under the Securities Act with respect to new junior subordinated debentures identical in all material respects to the old junior subordinated debentures, to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the old junior subordinated debentures as discussed below, or

•	in very limited circumstances to register the old junior subordinated debentures on a shelf registration statement under the Securities Act.

We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the old junior subordinated debentures the opportunity to exchange their old junior subordinated debentures for a like principal amount of new junior subordinated debentures which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the exchange and registration rights agreement to satisfy our obligations under that agreement.

The old junior subordinated debentures and the exchange and registration rights agreement provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the time periods specified in the registration rights agreement, the interest rate on the old junior subordinated debentures will initially increase by .125% and after 90 days (if the default continues) by .125%, the maximum additional annual interest rate, until the default is remedied.

Under the terms of the old junior subordinated debentures and the exchange and registration rights agreement, additional interest accrues on the old junior subordinated debentures until the exchange offer is completed or May 20, 2010. However, once the exchange offer is completed or after May 20, 2010, no additional interest will accrue on any old junior subordinated debenture.

Terms of the Exchange Offer

For each of the old junior subordinated debentures properly surrendered and not withdrawn before the expiration date of the exchange offer or as otherwise described in the section “— Withdrawal of Tender” below, a new junior subordinated debenture having a principal amount equal to that of the surrendered old junior subordinated debenture will be issued.

The form and terms of the new junior subordinated debentures will be the same as the form and terms of the old junior subordinated debentures except that:

•	the new junior subordinated debentures will be registered under the Securities Act and, therefore, the global securities representing the new junior subordinated debentures will not bear legends restricting the transfer of interests in the new junior subordinated debentures; and

•	the new junior subordinated debentures will not contain provisions for payment of additional interest in case of non-registration.

You may tender old junior subordinated debentures only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The new junior subordinated debentures will evidence the same indebtedness as the old junior subordinated debentures they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old junior subordinated debentures. As a result, the old junior subordinated debentures and the respective replacement new junior subordinated debentures will be treated as a single series of junior subordinated debentures under the indenture.

No interest will be paid in connection with the exchange. The new junior subordinated debentures will bear interest from and including the last interest payment date on which interest has been paid on the old junior subordinated debentures. Accordingly, the holders of old junior subordinated debentures that are accepted for exchange will not receive accrued but unpaid interest on old junior subordinated debentures at the time of tender. Rather, that interest will be payable on the new junior subordinated debentures delivered in exchange for the old junior subordinated debentures on the first interest payment date after the expiration date.

Under existing SEC interpretations, the new junior subordinated debentures would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new junior subordinated debentures in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable new junior subordinated debentures:

•	you must not be a broker-dealer that acquired the old junior subordinated debentures from us or in market-making transactions or other trading activities;

•	you must acquire the new junior subordinated debentures in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the new junior subordinated debentures within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

If you wish to exchange old junior subordinated debentures for new junior subordinated debentures in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new junior subordinated debentures.

The SEC considers broker-dealers that acquired old junior subordinated debentures directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new junior subordinated debentures if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new junior subordinated debentures.

A broker-dealer that has bought old junior subordinated debentures for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any new junior subordinated debentures it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the new junior subordinated debentures. We have agreed in the exchange and registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 30 days after the date of expiration of this exchange offer.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new junior subordinated debentures. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old junior subordinated debentures in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on June 17, 2009. We may extend this expiration date in our sole discretion, and we will extend the expiration date to the extent required by Rule 13e-4 under the Exchange Act. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any old junior subordinated debentures;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “— Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend the terms of the exchange offer in any way we determine.

We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old junior subordinated debentures. If we amend the exchange offer in a manner that constitutes a material change, or if we waive a material condition, or if a material change occurs in any information included or incorporated by reference in this prospectus prior to the expiration date, we will promptly disclose the amendment, waiver or material change in a manner reasonably calculated to inform the holders of old junior subordinated debentures of the amendment, waiver or material change, and extend the offer to the extent required by Rule 13e-4 under the Exchange Act.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to exchange new junior subordinated debentures for, any old junior subordinated debentures, and we may terminate the exchange offer as provided in this prospectus before the expiration date, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the new junior subordinated debentures or the old junior subordinated debentures or the value of the exchange offer to us; or

•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old junior subordinated debentures and return all tendered old junior subordinated debentures to the tendering holders;

•	extend the exchange offer and retain all old junior subordinated debentures tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old junior subordinated debentures; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old junior subordinated debentures which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old junior subordinated debentures that remain outstanding subsequent to the expiration date; and

•	purchase old junior subordinated debentures in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures For Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old junior subordinated debentures may tender old junior subordinated debentures in the exchange offer. To tender old junior subordinated debentures in the exchange offer:

•	you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder From Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your old junior subordinated debentures for new junior subordinated debentures; or

•	you must comply with the guaranteed delivery procedures described below; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “— Representations on Tendering Old Junior Subordinated Debentures.” In addition, each participating broker-dealer must acknowledge that it will comply with the prospectus delivery obligations under the Securities Act in connection with any resale of the new junior subordinated debentures. See “Plan of Distribution.” The tender by a holder of old junior subordinated debentures will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old junior subordinated debentures, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of old junior subordinated debentures. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old junior subordinated debentures should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member of the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to together as eligible institutions, unless the old junior subordinated debentures are tendered for the account of an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old junior subordinated debentures. We reserve the absolute right to reject any and all old junior subordinated debentures not properly tendered or any old junior subordinated debentures whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old junior subordinated debentures either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old junior subordinated debentures within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old junior subordinated debentures, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old junior subordinated debentures to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old junior subordinated debentures that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old junior subordinated debentures at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old junior subordinated debentures by causing DTC to transfer such old junior subordinated debentures into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new junior subordinated debentures for tendered old junior subordinated debentures will only be made after timely:

•	confirmation of book-entry transfer of the old junior subordinated debentures into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old junior subordinated debentures stating:

•	the aggregate principal amount of old junior subordinated debentures which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Junior Subordinated Debentures” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their old junior subordinated debentures but:

•	the holders cannot deliver the letter of transmittal or any required documents specified in the letter of transmittal before the expiration date of the exchange offer; or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender old junior subordinated debentures through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and number of the account at DTC and the principal amount of old junior subordinated debentures tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, or an agent’s message and a confirmation of a book-entry transfer of the old junior subordinated debentures into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal or an agent’s message in the case of a book-entry transfer, as well as a confirmation of book-entry transfer of the old junior subordinated debentures into the exchange agent’s account, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old junior subordinated debentures according to the guaranteed delivery procedures set forth above.

Representations on Tendering Old Junior Subordinated Debentures

By surrendering old junior subordinated debentures in the exchange offer, you will be representing that, among other things:

•	you are acquiring the new junior subordinated debentures issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new junior subordinated debentures issued to you in the exchange offer;

•	you are not an affiliate, as defined in Rule 405 under the Securities Act, of AIG;

•	you have full power and authority to tender, exchange, assign and transfer the old junior subordinated debentures tendered;

•	we will acquire good, marketable and unencumbered title to the old junior subordinated debentures being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the old junior subordinated debentures are accepted by us; and

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new junior subordinated debentures, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new junior subordinated debentures, and you cannot rely on the position of the SEC’s staff in their no-action letters.

If you are a broker-dealer and you will receive new junior subordinated debentures for your own account in exchange for old junior subordinated debentures that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new junior subordinated debentures. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”

Withdrawal of Tenders

Your tender of old junior subordinated debentures pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old junior subordinated debentures at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old junior subordinated debentures and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old junior subordinated debentures so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new junior subordinated debentures will be issued with respect to them unless the old junior subordinated debentures so withdrawn are validly re-tendered. Any old junior subordinated debentures which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old junior subordinated debentures may be re-tendered by following the procedures described above under “— Procedures For Tendering” at any time prior to the expiration date.

You may withdraw tenders of any old junior subordinated debentures that have not yet been accepted for exchange after the expiration of forty business days from the commencement of the exchange offer. You must make any such withdrawal in the manner described above in this section.

Exchange Agent

We have appointed The Bank of New York Mellon as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attention:  Ms. Carolle Montreuil
Telephone: (212) 815-5092	By Facsimile Transmission: (212) 298-1915 Attention: Ms. Carolle Montreuil Confirm by telephone: (212) 815-5092

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old junior subordinated debentures and in handling or forwarding tenders for exchange.

Holders who tender their old junior subordinated debentures for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of old junior subordinated debentures in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Junior Subordinated Debentures in the Exchange

We will issue the new junior subordinated debentures in exchange for old junior subordinated debentures under the exchange offer only after timely receipt by the exchange agent of the old junior subordinated debentures, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old junior subordinated debentures desiring to tender old junior subordinated debentures in exchange for new junior subordinated debentures should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old junior subordinated debentures for exchange. Old junior subordinated debentures that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old junior subordinated debentures. Remaining old junior subordinated debentures will continue to be subject to the following restrictions on transfer:

•	holders may resell old junior subordinated debentures only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining old junior subordinated debentures will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that old junior subordinated debentures are tendered and accepted in connection with the exchange offer, any trading market for remaining old junior subordinated debentures could be adversely affected.

DESCRIPTION OF THE NEW JUNIOR SUBORDINATED DEBENTURES

We have summarized below certain terms of new junior subordinated debentures. This summary is not complete. You should refer to the junior subordinated indenture dated as of March 13, 2007, as supplemented by the ninth supplemental indenture, dated as of May 20, 2008. References herein to the “junior subordinated debt indenture” are to that junior subordinated indenture, as so supplemented. The Bank of New York Mellon acts as indenture trustee under the junior subordinated debt indenture. We urge you to read the junior subordinated debt indenture in its entirety because it, and not this description, defines your rights as holders of the new junior subordinated debentures. The junior subordinated debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the junior subordinated debt indenture as described under “Where You Can Find More Information.”

All references to new junior subordinated debentures below include the old junior subordinated debentures that are not exchanged for new junior subordinated debentures in the exchange offer, except the old junior subordinated debentures will continue to be subject to certain transfer restrictions as described under “Risk Factors — If you fail to exchange the old junior subordinated debentures, they will remain subject to transfer restrictions.” The new junior subordinated debentures and the old junior subordinated debentures that are not exchanged constitute a single series of junior subordinated debentures under the junior subordinated debt indenture.

The new junior subordinated debentures will be unsecured and junior in right of payment to all of our senior debt, as defined below under “— Subordination,” and pari passu with the following outstanding parity securities:

•	$1,000,000,000 aggregate principal amount of 6.25% Series A-1 Junior Subordinated Debentures,

•	£750,000,000 aggregate principal amount of 5.75% Series A-2 Junior Subordinated Debentures,

•	€1,000,000,000 aggregate principal amount of 4.875% Series A-3 Junior Subordinated Debentures,

•	$750,000,000 aggregate principal amount of 6.45% Series A-4 Junior Subordinated Debentures,

•	$1,100,000,000 aggregate principal amount of 7.70% Series A-5 Junior Subordinated Debentures,

•	€750,000,000 aggregate principal amount of 8.000% Series A-7 Junior Subordinated Debentures,

•	£900,000,000 aggregate principal amount of 8.625% Series A-8 Junior Subordinated Debentures,

•	$1,960,000,000 aggregate principal amount of 5.67% Series B-1 Junior Subordinated Debentures (the “Series B-1 Junior Subordinated Debentures”),

•	$1,960,000,000 aggregate principal amount of 5.82% Series B-2 Junior Subordinated Debentures (the “Series B-2 Junior Subordinated Debentures”), and

•	$1,960,000,000 aggregate principal amount of 5.89% Series B-3 Junior Subordinated Debentures (the “Series B-3 Junior Subordinated Debentures”).

We refer to these junior subordinated debt securities as the “outstanding parity securities.” In addition, the new junior subordinated debentures will rank pari passu with any additional series of junior subordinated debentures that we may issue in the future.

Interest Rate and Interest Payment Dates

The new junior subordinated debentures will bear interest from and including the most recent interest payment date for which interest has been paid or duly provided for on the old junior subordinated debentures to but excluding May 15, 2038, at the annual rate of 8.175%, payable semi-annually in arrears on May 15 and November 15 of each year, and thereafter at a rate equal to three-month LIBOR plus 4.195%, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2038. We refer to these dates as “interest payment dates” and we refer to the period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest payable for any interest period ending on or prior to May 15, 2038 will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any interest period commencing on or after May 15, 2038 will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any interest payment date on or before May 15, 2038 would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement. In the event that any interest payment date after May 15, 2038 would otherwise fall on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day and interest will accrue to the actual interest payment date; however, if the postponement would cause the day to fall in the next calendar month, the interest payment date will instead be brought forward to the immediately preceding business day.

Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest,” we are referring not only to regularly scheduled interest payments but also interest on interest payments not paid on the applicable interest payment date.

Interest is payable on each interest payment date to the person in whose name a new junior subordinated debenture is registered at the close of business on the business day next preceding that interest payment date or, in the event the new junior subordinated debentures cease to be held in book-entry form, at the close of business on the date fifteen days prior to that interest payment date, whether or not a business day.

For the purposes of calculating interest due on the new junior subordinated debentures after May 15, 2038:

•	“Three-month LIBOR” means, with respect to any quarterly interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that interest period that appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the LIBOR determination date for that interest period. If such rate does not appear on Reuters Screen LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time, on the LIBOR determination date for that interest period, in an amount that, in the calculation agent’s judgment, is representative of a single transaction in that market at that time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in an amount that, in the calculation agent’s judgment, is representative of a single transaction in that market at that time. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that interest period will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the quarterly interest period beginning on May 15, 2038, three-month LIBOR will be 2.676%.

•	“Calculation agent” means AIG Financial Products Corp., or any other firm appointed by us, acting as calculation agent.

•	“London banking day” means any day on which dealings in dollars are transacted in the London interbank market.

•	“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant interest period.

•	“Reuters Screen LIBOR01” means the display designated on Reuters Screen LIBOR01 or any successor service or page for the purpose of displaying LIBOR offered rates of major banks, as determined by the calculation agent.

All percentages resulting from any calculation of three-month LIBOR will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (for example, 9.876541% (or .09876541) would be rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) would be rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or more being rounded upward. The establishment of three-month LIBOR for each interest period by the calculation agent shall (in the absence of manifest error) be final and binding.

In determining three-month LIBOR during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market. Those reference banks and dealers may include the calculation agent itself and our other affiliates.

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the new junior subordinated debentures for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest prior to, on or after the scheduled maturity date. We may not defer interest beyond the final maturity date or the earlier redemption date of any new junior subordinated debentures being redeemed.

Deferred interest on the new junior subordinated debentures will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this prospectus, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid all accrued and previously unpaid interest on the new junior subordinated debentures.

We have agreed in the junior subordinated debt indenture that:

•	immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to use commercially reasonable efforts to sell “common stock,” “qualifying warrants,” “qualifying non-cumulative preferred stock” and “mandatorily convertible preferred stock” pursuant to the alternative payment mechanism, unless we have delivered notice of a “market disruption event,” and apply the “eligible proceeds,” as these terms are defined under “— Market Disruption Events” and “— Alternative Payment Mechanism” below, to the payment of any deferred interest (and compounded interest) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period;

•	we will not pay deferred interest on the new junior subordinated debentures (and compounded interest thereon) prior to the final maturity date from any source other than eligible proceeds, unless otherwise required by an applicable regulatory authority, the deferral period is terminated on the interest payment date following certain business combinations described below or an event of default has occurred and is continuing; and

•	the sale of mandatorily convertible preferred stock to pay deferred interest is an option that may be exercised at our sole discretion, and we will not be obligated to sell mandatorily convertible preferred stock or to apply the proceeds of any such sale to pay deferred interest on the new junior subordinated debentures, and no class of investors of our securities or other obligations, or any other party, may require us to issue mandatorily convertible preferred stock.

We may pay current interest at all times from any available funds.

If we are involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity, then the foregoing rules will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination. “Continuing director” means a director who was a director of AIG at the time the definitive agreement relating to the transaction was approved by the AIG board of directors.

Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the junior subordinated debt indenture, it will not constitute an event of default under the junior subordinated debt indenture or give rise to a right of acceleration or similar remedy.

We will give the holders of the new junior subordinated debentures and the indenture trustee written notice of our election to begin a deferral period at least one business day before the record date for the next interest payment date. However, our failure to pay interest on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral. A failure to pay interest will not give rise to an event of default unless we fail to pay interest, including compounded interest, in full for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period.

If we have paid all deferred interest on the new junior subordinated debentures, we can again defer interest payments on the new junior subordinated debentures as described above. The junior subordinated debt indenture does not limit the number or frequency of interest deferral periods.

Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances

We have agreed that, so long as any new junior subordinated debentures remain outstanding, if an event of default has occurred and is continuing or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that upon our liquidation rank pari passu with, or junior to, the new junior subordinated debentures; or

•	make any guarantee payments regarding any guarantee by us of securities of any of our subsidiaries if the guarantee ranks pari passu with, or junior in interest to, the new junior subordinated debentures.

The restrictions listed above do not apply to:

•	purchases, redemptions or other acquisitions of shares of our capital stock in connection with:

•	any employment benefit plan or other compensatory contract or arrangement; or the Assurance Agreement, dated as of June 27, 2005, by AIG in favor of eligible employees and relating to specified obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time); or

•	a dividend reinvestment, stock purchase plan or other similar plan;

•	any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of AIG) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock; or

•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, equity securities or other property under any stockholders’ rights plan, or the redemption or repurchase of rights in accordance with any stockholders’ rights plan; or

•	any dividend in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such equity securities; or

•	any payment during a deferral period of current or deferred interest in respect of pari passu securities that is made pro rata to the amounts due on pari passu securities and the new junior subordinated debentures, provided that such payments are made in accordance with the last paragraph under “Description of Terms of the New Junior Subordinated Debentures — Alternative Payment Mechanism — Remedies and Market Disruptions” to the extent that it applies, and any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities. The outstanding parity securities constitute pari passu securities and will require AIG to make interest payments on these securities while interest is being deferred on the new junior subordinated debentures only pursuant to an alternative payment mechanism substantially the same as the alternative payment mechanism for the new junior subordinated debentures. While interest is being deferred on the new junior subordinated debentures, we may also repurchase any parity securities in exchange for common stock in connection with a failed remarketing or similar event, pay deferred interest on any parity securities (including such junior subordinated debentures) in the form of additional debentures that will rank pari passu with the new junior subordinated debentures and repay any such additional debentures at maturity; or

•	any payment of principal in respect of any pari passu securities having an earlier scheduled maturity date than the new junior subordinated debentures, as required under a provision of such pari passu securities that is substantially the same as the provision described below under “— Repayment of Principal — Scheduled Maturity Date,” or any such payment in respect of pari passu securities having the same scheduled maturity date as the new junior subordinated debentures that is made on a pro rata basis among one or more series of such securities and the new junior subordinated debentures; or

•	any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same.

In addition, if any deferral period lasts longer than one year, neither we nor any of our subsidiaries will be permitted to purchase, redeem or otherwise acquire any securities ranking junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid, subject to the exceptions listed above. However, if we are involved in a business combination where immediately after its consummation more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the surviving or resulting entity’s board of directors, then the one-year restriction on repurchases described in the previous sentence will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

Obligations and Limitations Applicable to All Deferral Periods

Subject to the conditions described in “— Option to Defer Interest Payments” above and to the exclusions described in “— Market Disruption Events” below, if we defer interest on the new junior subordinated debentures, we will be required, commencing not later than (i) the first interest payment date on which we elect to pay current interest or (ii) if earlier, the business day following the fifth anniversary of the commencement of the deferral period, to issue “APM qualifying securities,” as defined below, subject to the limits described below, until we have raised an amount of “eligible proceeds,” as defined below, at least equal to the aggregate amount of accrued and unpaid deferred interest on the new junior subordinated debentures. We refer to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest on the new junior subordinated debentures.

“Eligible proceeds,” for each relevant interest payment date, means the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) that AIG has received during the 180 days prior to the related interest payment date from the issuance of APM qualifying securities to persons that are not subsidiaries of AIG, up to the “maximum share number” in the case of APM qualifying securities that are common stock or mandatorily convertible preferred stock, up to the “maximum warrant number” in the case of APM qualifying securities that are qualifying warrants, and up to the “preferred stock issuance cap” in the case of APM qualifying securities that are qualifying non-cumulative preferred stock or mandatorily convertible preferred stock, as these terms are defined below.

“APM qualifying securities” means common stock, qualifying warrants, qualifying non-cumulative preferred stock and mandatorily convertible preferred stock; provided that we may amend the definition of “APM qualifying securities” to eliminate common stock, qualifying warrants or mandatorily convertible preferred stock (but not both common stock and qualifying warrants) from the definition if, after May 13, 2008, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. We will not be permitted to amend the definition of APM qualifying securities to eliminate common stock prior to such time as the number of our authorized shares of common stock is increased by at least 1.225 billion shares, as described below. We will promptly notify the holders of the new junior subordinated debentures, in the manner contemplated in the junior subordinated debt indenture, of such change.

“Common stock,” under the alternative payment mechanism, means shares of AIG common stock, including treasury stock and shares of common stock sold pursuant to AIG’s dividend reinvestment plan and employee benefit plans.

“Qualifying warrants” means net share settled warrants to purchase shares of common stock that:

•	have an exercise price greater than the “current stock market price” of our common stock as of their date of pricing; and

•	we are not entitled to redeem for cash and the holders are not entitled to require us to repurchase for cash in any circumstances.

If we eliminate our common stock from the definition of APM qualifying securities, we will be required to use commercially reasonable efforts, subject to the maximum warrant number (as defined below), to set the terms of any qualifying warrants we issue pursuant to the alternative payment mechanism so that the proceeds from the issuances of qualifying warrants, together with the proceeds from the sale of any other APM qualifying securities, are sufficient proceeds to pay all deferred interest on the new junior subordinated debentures in accordance with the alternative payment mechanism.

We intend to issue qualifying warrants with exercise prices at least 10% above the current stock market price of our common stock on the date of pricing of the warrants. The “current stock market price” of our common stock on any date is the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” will be the average of the midpoint of the bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Qualifying non-cumulative preferred stock” means our non-cumulative perpetual preferred stock that (i) contains no remedies other than “permitted remedies” and (ii)(a) is redeemable, but is subject to “intent based replacement disclosure,” as such terms are defined under “Replacement Capital Covenant” below, and has a provision that provides for mandatory suspension of distributions upon its failure to satisfy one or more financial tests set forth therein or (b) is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the new junior subordinated debentures.

“Mandatorily convertible preferred stock” means cumulative preferred stock with (a) no prepayment obligation on the part of AIG, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution adjustments.

We are not permitted to issue qualifying non-cumulative preferred stock or mandatorily convertible preferred stock for the purpose of paying deferred interest to the extent the net proceeds of such issuance applied to pay interest on the new junior subordinated debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying non-cumulative preferred stock and still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods, would exceed 25% of the aggregate principal amount of the new junior subordinated debentures issued under the junior subordinated debt indenture (the “preferred stock issuance cap”).

The “maximum share number” will equal 400 million and the “maximum warrant number” will equal 400 million (or 800 million if we amend the definition of APM qualifying securities to eliminate common stock) if our shareholders approve an increase in the number of our authorized shares of common stock, which we will propose for shareholder vote at our annual meeting of shareholders to take place in 2009. Unless and until such time as the number of our authorized shares of common stock is increased by at least 1.225 billion shares, the maximum share number will equal 185 million shares and the maximum warrant number will equal zero and, to the extent permitted by law, we will be required to use commercially reasonable efforts to increase our authorized shares of common stock if approval is not obtained at the 2009 annual meeting. We will not be permitted to amend the definition of APM qualifying securities to eliminate common stock prior to such time as the number of our authorized shares of common stock is increased by at least 1.225 billion shares. On each interest payment date during a deferral period, we will increase the maximum share number, as necessary, for so long as such deferral period is continuing, such that it is at least equal to the number of shares of common stock that we would need to issue to raise sufficient proceeds to pay, assuming a price per share equal to the average of the current market price of shares of our common stock over the ten-trading day period preceding such date, three times the then outstanding deferred interest on the new junior subordinated debentures (including compounded interest thereon) up to a maximum of 10 years’ of interest (including compounded interest thereon); provided that we will only be required to increase the maximum share number to the extent that such increase does not result in a maximum share number that is greater than the number of “available shares.” We will calculate the number of available shares by subtracting from the number of authorized and unissued shares of common stock on such date the maximum number of shares of common stock that can be issued under existing options, warrants, convertible securities, equity-linked contracts, equity compensation plans and other agreements of any type that require us to issue a determinable maximum number of shares of common stock, including without limitation for the purpose of funding deferred distributions (such maximum number the “fixed commitments”). The available shares will be allocated on a pro rata basis to our obligations under any similar commitments of ours under which we are required to increase our maximum obligation to issue shares of common stock in comparable circumstances. If the increase in the maximum share number is limited by the number of available shares, to the extent permitted by law, we will use commercially reasonable efforts to obtain shareholder consent at the next annual meeting of our shareholders to increase the number of shares of our authorized common stock so that it is no longer limited. Our failure consistent with applicable law to use commercially reasonable efforts to seek shareholder approval to increase the number of authorized shares would constitute a breach under the junior subordinated debt indenture, but would not constitute an event of default under the junior subordinated debt indenture or give rise to a right of acceleration or similar remedy. If we amend the definition of APM qualifying securities to eliminate common stock, the foregoing obligations shall apply to the maximum warrant number, assuming a price per qualifying warrant equal to 50% of the average of the current market price of our common stock over the relevant period.

For purposes of determining the amounts accruing during any period after May 15, 2038, the interest will be computed by reference to three-month LIBOR on the calculation date plus a margin equal to 4.195%. We will provide notice to the trustee if we increase the maximum share number or maximum warrant number.

If, as of a date no more than 15 and no less than 10 business days in advance of any interest payment date, we have not raised sufficient eligible proceeds to pay all deferred interest (including compounded interest thereon) on the new junior subordinated debentures in accordance with the alternative payment mechanism on such interest payment date as a result of the foregoing limitation, we will provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of the new junior subordinated debentures) of our calculation of the maximum share number or maximum warrant number, as the case may be, the number of authorized and unissued shares of our common stock, the fixed commitments and the number of shares of our common stock issued (or issuable upon exercise of such qualifying warrants) that we have sold pursuant to the alternative payment mechanism during the 180-day period preceding the date of such notice.

Additional Limitations Applicable to the First Five Years of Any Deferral Period

We may become subject to the alternative payment mechanism prior to the fifth anniversary of the commencement of a deferral period if we elect to pay current interest prior to such date. In such event, we are not required to issue shares of common stock or qualifying warrants under the alternative payment mechanism for the purpose of paying deferred interest during the first five years of that deferral period to the extent the number of shares of common stock issued and the number of shares of common stock subject to such qualifying warrants, together with the number of shares of common stock previously issued and the number of shares of common stock subject to qualifying warrants previously issued during such deferral period to pay interest on the new junior subordinated debentures pursuant to the alternative payment mechanism would, in the aggregate, exceed 2% of the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “stock and warrant issuance cap”).

Once we reach the stock and warrant issuance cap for a deferral period, we will not be required to issue more shares of common stock or qualifying warrants under the alternative payment mechanism during the first five years of such deferral period even if the stock and warrant issuance cap subsequently increases because of a subsequent increase in the number of outstanding shares of our common stock. The stock and warrant issuance cap will cease to apply after the fifth anniversary of the commencement of any deferral period, at which point we must pay any deferred interest regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the limitations described under “— Obligations and Limitations Applicable to All Deferral Periods” above and any market disruption event. In addition, if the stock and warrant issuance cap is reached during a deferral period and we subsequently pay all deferred interest, the stock and warrant issuance cap will cease to apply at the termination of such deferral period, reset to zero and will not apply again unless and until we start a new deferral period. The preferred stock issuance cap, however, does not reset to zero even if we pay all deferred interest, and the net proceeds from sales of qualifying non-cumulative preferred stock and then outstanding mandatorily convertible preferred stock applied pursuant to the alternative payment mechanism during such deferral period and all prior deferral periods cumulate as qualifying non-cumulative preferred stock is issued, or so long as mandatorily convertible preferred stock is outstanding, to pay deferred interest.

Remedies and Market Disruptions

Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach a covenant under the junior subordinated debt indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy.

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest on the new junior subordinated debentures on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, and you will be entitled to receive your pro rata share of any amounts so paid. If, in addition to the new junior subordinated debentures, other pari passu securities (including the outstanding parity securities) are outstanding under which we are obligated to sell common stock, qualifying warrants, qualifying non-cumulative preferred stock or mandatorily convertible preferred stock and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the new junior subordinated debentures and those other pari passu securities on a pro rata basis up to, in the case of common stock, the stock and warrant issuance cap and the maximum share number, in the case of qualifying warrants, the stock and warrant issuance cap and the maximum warrant number, in the case of mandatorily convertible preferred stock, the maximum share number and the preferred stock issuance cap, and, in the case of qualifying non-cumulative preferred stock, the preferred stock issuance cap (or comparable provisions in the instruments governing those pari passu securities) in proportion to the total amounts that are due on the new junior subordinated debentures and such pari passu securities. The new junior subordinated debentures and the outstanding parity securities all permit pro rata payments to be made on any other series so long as we deposit with our paying agent or segregate and hold in trust for payment the pro rata proceeds applicable to such series that we have not paid.

Market Disruption Events

A “market disruption event” means, for purposes of sales of APM qualifying securities pursuant to the alternative payment mechanism or sales of qualifying capital securities pursuant to “— Repayment of Principal —

Scheduled Maturity Date” below, as applicable (collectively, the “permitted securities”), the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally (or in our shares specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which our capital stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant regulatory body or governmental agency having jurisdiction that materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, permitted securities;

•	we would be required to obtain the consent or approval of our stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue permitted securities and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval;

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of permitted securities would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading, provided that (1) one or more events described under this bullet point shall not constitute a market disruption event with respect to a period of more than 90 days in any 180-day period and (2) multiple suspension periods contemplated by this bullet point shall not exceed an aggregate of 180 days in any 360-day period;

•	we reasonably believe that the offering document for the offer and the sale of permitted securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those referred to in the immediately preceding bullet point) and we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that (1) one or more events described under this bullet point shall not constitute a market disruption event with respect to a period of more than 90 days in any 180-day period and (2) multiple suspension periods contemplated by this bullet point shall not exceed an aggregate of 180 days in any 360-day period;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States that results in a material disruption of any of the markets on which our permitted securities are trading;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States;

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in our capital stock has been materially disrupted; or

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, that materially disrupts the capital markets such as to make it, in our judgment, impracticable or inadvisable to proceed with the offer and sale of the permitted securities.

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the indenture trustee (which the indenture trustee will promptly forward upon receipt to each holder of record of new junior subordinated debentures) no more than 30 and no less than 10 business days in advance of that interest payment date certifying that:

•	a market disruption event occurred after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

We will not be excused from our obligations under the alternative payment mechanism or our obligations in connection with the repayment of principal described under “— Repayment of Principal — Scheduled Maturity Date” below if we determine not to pursue or complete the sale of permitted securities due to pricing, dividend rate or dilution considerations.

Repayment of Principal

Scheduled Maturity Date

We must repay the principal amount of the new junior subordinated debentures, together with accrued and unpaid interest, on May 15, 2058, or if that date is not a business day, the next business day (“scheduled maturity date”), subject to the limitations described below.

Our obligation to repay the new junior subordinated debentures on the scheduled maturity date is limited. We are required to repay the new junior subordinated debentures on the scheduled maturity date only to the extent of the “applicable percentage” of the net proceeds we have received from the issuance of “qualifying capital securities,” as these terms are defined under “Replacement Capital Covenant,” that we have sold during a 180-day period ending on a notice date not more than 30 or less than 10 business days prior to such date. If we have not sold sufficient qualifying capital securities to permit repayment of all principal and accrued and unpaid interest on the new junior subordinated debentures on the scheduled maturity date, the unpaid amount will remain outstanding from interest payment date to interest payment date until we have raised sufficient proceeds to permit repayment in full in accordance with this obligation, an event of default which results in acceleration of the new junior subordinated debentures occurs or the final maturity date on May 15, 2068.

We agree in the junior subordinated debt indenture to use our commercially reasonable efforts (except as described below) to sell sufficient qualifying capital securities in a 180-day period ending on a notice date not more than 30 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the new junior subordinated debentures in full on this date in accordance with the above requirement. We further agree in the junior subordinated debt indenture that if we are unable for any reason to sell sufficient qualifying capital securities to permit payment in full on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to sell sufficient qualifying capital securities to permit repayment on the next interest payment date, and on each interest payment date thereafter until the new junior subordinated debentures are repaid in full or redeemed, an event of default resulting in their acceleration occurs or the final maturity date occurs. Our failure to use our commercially reasonable efforts to sell a sufficient amount of qualifying capital securities would be a breach of covenant under the junior subordinated debt indenture; however, such breach will not be an event of default thereunder.

We are not required under the junior subordinated debt indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities in connection with the above obligation.

We will give to DTC a notice of repayment at least 10 but not more than 15 days before the scheduled repayment date. If any new junior subordinated debentures are to be repaid in part only, the notice of repayment will state the portion of the principal amount thereof to be repaid.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of the specified series of indebtedness benefiting from the replacement capital covenant, provided that no such consent shall be required if any of the following apply (it being understood that any such amendment or supplement may fall into one or more of the following): (i) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as “replacement capital securities,” as described under “Replacement Capital Covenant” below, and an officer of AIG has delivered to the holders of the then effective series of covered debt a written certificate to that effect, (ii) such amendment or supplement is not materially adverse to the covered debtholders, and an officer of AIG has delivered to the holders of the then effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not materially adverse to the covered debtholders, or (iii) such amendment or supplement eliminates common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities if, after May 13, 2008, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to eliminate common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States. For this purpose, an amendment or supplement that adds new types of securities qualifying as replacement capital securities or modifies the requirements of securities qualifying as replacement capital securities will not be deemed materially adverse to the covered debtholders if, following such amendment or supplement, the replacement capital covenant would constitute a “qualifying replacement capital covenant,” as described under “Replacement Capital Covenant” below.

We generally may amend or supplement the replacement capital covenant without the consent of the holders of the new junior subordinated debentures. With respect to qualifying capital securities, on the other hand, we have agreed in the junior subordinated debt indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the new junior subordinated debentures is permitted, except with the consent of holders of a majority by principal amount of the new junior subordinated debentures.

Any unpaid amounts on the new junior subordinated debentures that remain outstanding beyond the scheduled maturity date will continue to bear interest at a rate equal to three-month LIBOR plus 4.195% and we will continue to pay quarterly interest on the new junior subordinated debentures after the scheduled maturity date, subject to our rights and obligations under “— Option to Defer Interest Payments” and “— Alternative Payment Mechanism” above.

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

We will be excused from our obligation under the junior subordinated debt indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the new junior subordinated debentures if we provide written certification to the indenture trustee (which certification will be forwarded to each holder of record of new junior subordinated debentures) no more than 30 and no less than 10 business days in advance of the required repayment date certifying that:

•	a market disruption event was existing at any time during the period commencing 180 days prior to the date on which certification is provided or, in the case of any required repayment date after the scheduled maturity date, commencing on the immediately preceding interest payment date and ending on the business day immediately preceding the date on which the certification is provided; and

•	either (a) the market disruption event continued for the entire 180-day period or the period since the most recent interest payment date, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the new junior subordinated debentures in full.

Payments in respect of the new junior subordinated debentures on and after the scheduled maturity date will be applied, first, to deferred interest to the extent of eligible proceeds under the alternative payment mechanism, second, to current interest and, third, to repay the principal of the new junior subordinated debentures; provided that if we are obligated to sell qualifying capital securities and repay any outstanding pari passu securities in addition to the new junior subordinated debentures, then on any date and for any period such payments shall be applied:

•	first, to any pari passu securities having an earlier scheduled maturity date than the new junior subordinated debentures, until the principal of and all accrued and unpaid interest on those securities has been paid in full; and

•	second, to the new junior subordinated debentures and any other pari passu securities having the same scheduled maturity date as the new junior subordinated debentures pro rata in accordance with their respective outstanding principal amounts.

None of such payments shall be applied to any other pari passu securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the new junior subordinated debentures has been paid in full (except to the extent permitted under “— Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” and the last paragraph under “— Alternative Payment Mechanism — Remedies and Market Disruptions” above). If we raise less than $5 million of net proceeds from the sale of qualifying capital securities during the relevant 180-day or three-month period, we will not be required to repay any new junior subordinated debentures on the scheduled maturity date or the next quarterly interest payment date, as applicable. On the next interest payment date as of which we have raised at least $5 million of net proceeds during the 180-day period preceding the applicable notice date (or, if shorter, the period since we last repaid any principal amount of new junior subordinated debentures), we will be required to repay a principal amount of new junior subordinated debentures equal to the applicable percentage of the net proceeds from the sale of qualifying capital securities during such 180-day or shorter period.

Final Maturity Date

Any principal amount of the new junior subordinated debentures, together with accrued and unpaid interest, will be due and payable on May 15, 2068 (or, if such day is not a business day, the following business day), which is the final maturity date for the new junior subordinated debentures, regardless of the amount of qualifying capital securities we have issued and sold by that time. At that time, we may repay the new junior subordinated debentures with any monies available to us. If we repay the new junior subordinated debentures prior to the final maturity date when any deferred interest remains unpaid, the unpaid deferred interest (including compounded interest thereon) may only be paid pursuant to the alternative payment mechanism described above under “— Alternative Payment Mechanism.”

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The junior subordinated debt indenture provides that a holder of new junior subordinated debentures, by that holder’s acceptance of the new junior subordinated debentures, agrees that in the event of our bankruptcy, insolvency or receivership prior to the redemption or repayment of such holder’s new junior subordinated debentures, that holder of new junior subordinated debentures will only have a claim for deferred and unpaid interest (including compounded interest thereon) to the extent such interest (including compounded interest thereon) relates to the earliest two years of the portion of the deferral period for which interest has not been paid.

Early Redemption

The new junior subordinated debentures:

•	are redeemable, in whole or in part, at our option at any time prior to May 15, 2038, at a make-whole redemption price, as described below;

•	are redeemable at any time, in whole but not in part, prior to May 15, 2038, upon the occurrence of a “rating agency event” or a “tax event” at a make-whole redemption price, as described below;

•	are redeemable in whole or in part, at our option, on any interest payment date on or after May 15, 2038, at 100% of the principal amount of the new junior subordinated debentures, plus accrued and unpaid interest to the date of redemption; and

•	are not subject to any sinking fund, a holder’s right to require us to purchase such holder’s new junior subordinated debentures or similar provisions;

provided that any redemption of new junior subordinated debentures will be subject to the restrictions described under “Replacement Capital Covenant” below.

In the case of a redemption prior to May 15, 2038, whether at our option or pursuant to a “rating agency event” or “tax event”, the make-whole redemption price will be equal to:

•	100% of the principal amount of the new junior subordinated debentures; or

•	as determined by the calculation agent, if greater, the sum of the present values of the remaining scheduled payments of principal (assuming for this purpose that the new junior subordinated debentures are to be redeemed at their principal amount on May 15, 2038) discounted from May 15, 2038, and interest thereon that would have been payable to and including May 15, 2038 (not including any portion of any payment of interest accrued to the redemption date) discounted from the relevant interest payment date to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 0.50%;

plus, in either case, accrued and unpaid interest on the new junior subordinated debentures to the date of redemption.

If we redeem or repay the new junior subordinated debentures prior to the final maturity date when any deferred interest remains unpaid, the unpaid deferred interest (including compounded interest thereon) may only be paid pursuant to the alternative payment mechanism, as described under “— Alternative Payment Mechanism.” In addition, if we exercise our right to redeem the new junior subordinated debentures in part prior to the scheduled maturity date, the aggregate principal amount thereof outstanding after such redemption must be at least $50,000,000.

The definitions of certain terms used in the second preceding paragraph above are listed below.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security selected by an independent investment bank selected by the calculation agent as having a maturity comparable to the term remaining from the redemption date to May 15, 2038 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable treasury price” means, with respect to any redemption date, the average of the “reference treasury dealer quotations” for such redemption date.

“Reference treasury dealer” means:

•	Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. or their respective successors; provided that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and

•	any other primary treasury dealer selected by the calculation agent after consultation with us.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the calculation agent, of the bid and ask prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the calculation agent by that reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

For purposes of the above, a “tax event” means that we have requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after May 13, 2008;

•	proposed change in those laws or regulations that is announced after May 13, 2008;

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after May 13, 2008; or

•	threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the new junior subordinated debentures; there is more than an insubstantial risk that interest payable by us on the new junior subordinated debentures is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

For purposes of the above, a “rating agency event” means that any “rating agency” amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the new junior subordinated debentures, which amendment, clarification or change results in:

•	the shortening of the length of time the new junior subordinated debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on May 20, 2008, or

•	the lowering of the equity credit (including up to a lesser amount) assigned to the new junior subordinated debentures by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on May 20, 2008.

A “rating agency” means any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act (or any successor provision), that publishes a rating for us on the relevant date.

If less than all of the new junior subordinated debentures are to be redeemed at any time, selection of new junior subordinated debentures for redemption will be made by the indenture trustee on a pro rata basis, by lot or by such method as the indenture trustee deems fair and appropriate.

We will give to DTC a notice of redemption at least 10 but not more than 60 days before the redemption date. If any new junior subordinated debentures are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. Another new junior subordinated debenture in principal amount equal to the unredeemed portion thereof will be issued and delivered to the indenture trustee, or its nominee, or, in the case of new junior subordinated debentures in definitive form, issued in the name of the holder thereof, in each case upon cancellation of the original new junior subordinated debenture.

Events of Default

The following events are “events of default” with respect to the new junior subordinated debentures:

•	default in the payment of interest, including compounded interest, in full on any new junior subordinated debenture for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period if such deferral period has not ended prior to the conclusion of such 10-year period; or

•	default in the payment of the principal on any new junior subordinated debenture at the final maturity date or upon a call for redemption; or

•	certain events of bankruptcy, insolvency and reorganization involving AIG (but not including its subsidiaries).

Remedies If an Event of Default Occurs

All remedies available upon the occurrence of an event of default under the junior subordinated debt indenture will be subject to the restrictions described below under “— Subordination.” If an event of default occurs, the indenture trustee will have special duties. In that situation, the indenture trustee will be obligated to use its rights and powers under the junior subordinated debt indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. If an event of default of the type described in the first bullet point in the definition of that term has occurred and has not been cured, the indenture trustee or the holders of at least 25% in principal amount of the new junior subordinated debentures may declare the entire principal amount of all the then outstanding new junior subordinated debentures to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default described in the third bullet point in the definition has occurred, the principal amount of all then outstanding new junior subordinated debentures will immediately become due and payable. In the case of any other default or breach of the junior subordinated debt indenture by AIG, including an event of default under the second bullet point in the definition of that term, there is no right to declare the principal amount of the new junior subordinated debentures immediately due and payable.

The holders of a majority in aggregate outstanding principal amount of new junior subordinated debentures may, on behalf of the holders of all the new junior subordinated debentures, waive any default or event of default, except an event of default under the second or third bullet point above or a default with respect to a covenant or provision which under the junior subordinated debt indenture cannot be modified or amended without the consent of the holder of each outstanding new junior subordinated debenture.

Except in cases of an event of default, where the indenture trustee has the special duties described above, the indenture trustee is not required to take any action under the junior subordinated debt indenture at the request of any holders unless the holders offer the indenture trustee reasonable protection from expenses and liability called an indemnity. If indemnity reasonably satisfactory to the indenture trustee is provided, the holders of a majority in principal amount of the outstanding new junior subordinated debentures may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the indenture trustee. These majority holders may also direct the indenture trustee in performing any other action under the junior subordinated debt indenture with respect to the new junior subordinated debentures.

Before you bypass the indenture trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests under the junior subordinated debt indenture, the following must occur:

•	a holder of the new junior subordinated debenture must give the indenture trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all new junior subordinated debentures must make a written request that the indenture trustee take action because of the default, and they must offer reasonable indemnity to the indenture trustee against the cost, expenses and liabilities of taking that action; and

•	the indenture trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

We will give to the indenture trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the junior subordinated debt indenture, or else specifying any default.

Subordination

Holders of the new junior subordinated debentures should recognize that contractual provisions in the junior subordinated debt indenture may prohibit us from making payments on the new junior subordinated debentures. The new junior subordinated debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated debt indenture, to all of our senior debt, as defined in the junior subordinated debt indenture.

The junior subordinated debt indenture defines “senior debt” as all indebtedness and obligations of, or guaranteed or assumed by, us:

•	for borrowed money;

•	evidenced by bonds, debentures, notes or other similar instruments; and

•	that represent obligations to policyholders of insurance or investment contracts;

in each case, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt will also include any subordinated or junior subordinated debt that by its terms is not expressly pari passu or subordinated to the new junior subordinated debentures; all guarantees of securities issued by any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle; and intercompany debt. The new junior subordinated debentures will rank pari passu with the outstanding parity securities. Upon a successful remarketing of AIG’s outstanding

Series B-1 Junior Subordinated Debentures, Series B-2 Junior Subordinated Debentures and Series B-3 Junior Subordinated Debentures, such junior subordinated debentures will cease to be subordinated and will become senior debt. The junior subordinated debt indenture does not restrict or limit in any way our ability to incur senior debt. As of March 31, 2009, we had approximately $109.09 billion of outstanding senior debt.

Senior debt excludes:

•	trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	any indebtedness, guarantee or other obligation that is specifically designated as being subordinate, or not superior, in right of payment to the new junior subordinated debentures (including the outstanding parity securities).

The junior subordinated debt indenture provides that, unless all principal of and any premium and interest on the senior debt has been paid in full, no payment or other distribution may be made with respect to any new junior subordinated debentures in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	any event of default with respect to any senior debt for borrowed money having at the relevant time an aggregate outstanding principal amount of at least $100 million has occurred and is continuing and has been accelerated (unless the event of default has been cured or waived or ceased to exist and such acceleration has been rescinded); or

•	in the event the new junior subordinated debentures have been declared due and payable prior to the final maturity date.

If the indenture trustee under the junior subordinated debt indenture or any holders of the new junior subordinated debentures receive any payment or distribution that is prohibited under the subordination provisions, then the indenture trustee or the holders will have to repay that money to the holders of the senior debt.

The subordination provisions do not prevent the occurrence of an event of default. This means that the indenture trustee under the junior subordinated debt indenture and the holders of the new junior subordinated debentures can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance

Subject to compliance with the replacement capital covenant, the following discussion of defeasance will be applicable to the new junior subordinated debentures until May 15, 2058. Upon a full defeasance or covenant defeasance, the subordination provisions applicable to the new junior subordinated debentures would cease to apply.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the new junior subordinated debentures, called full defeasance, if the following conditions are met:

•	We must deposit in trust for the benefit of all holders of the new junior subordinated debentures a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the United States) that will generate enough cash to make interest, principal and any other payments on the new junior subordinated debentures on their various due dates.

•	There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the new junior subordinated debentures any differently than if we did not make the deposit. Under current U.S. federal tax law, the deposit and our legal release from the obligations pursuant to the new junior subordinated debentures would be treated as though we took back the new junior subordinated debentures and gave the holders their share of the cash and notes or bonds deposited in trust. In that event, a holder could recognize gain or loss on the new junior subordinated debentures such holder is deemed to have given back to us.

•	We must deliver to the indenture trustee a legal opinion of our counsel confirming the tax law change described above.

•	No event or condition may exist that, under the provisions described above under “— Subordination,” would prevent us from making payments of principal, premium or interest on the new junior subordinated debentures on the date of the deposit referred to above or during the 90 days after that date.

If we ever did accomplish full defeasance, as described above, a holder would have to rely solely on the trust deposit for repayment on the new junior subordinated debentures. Such holders could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from some of the restrictive covenants under the new junior subordinated debentures. This is called covenant defeasance. In that event, holders would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the new junior subordinated debentures. In order to achieve covenant defeasance, we must do the following:

•	Deposit in trust for the benefit of all holders of the new junior subordinated debentures a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the United States) that will generate enough cash to make interest, principal and any other payments on the new junior subordinated debentures on their various due dates.

•	Deliver to the indenture trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the new junior subordinated debentures any differently than if we did not make the deposit.

If we accomplish covenant defeasance, a holder of the new junior subordinated debentures can still look to us for repayment of the new junior subordinated debentures if there were a shortfall in the trust deposit. In fact, if an event of default occurred (such as a bankruptcy) and the new junior subordinated debentures became immediately due and payable, there could be such a shortfall.

Form, Exchange and Transfer

The new junior subordinated debentures will be issued in fully registered form and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We do not intend to apply to list the new junior subordinated debentures on any national securities exchange or any automated dealer quotation system.

Holders may have their new junior subordinated debentures broken into more new junior subordinated debentures of smaller denominations of not less than $1,000 or combined into fewer new junior subordinated debentures of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

Subject to the restrictions relating to new junior subordinated debentures represented by global securities, holders may exchange or transfer new junior subordinated debentures at the office of the indenture trustee. They may also replace lost, stolen or mutilated new junior subordinated debentures at that office. The indenture trustee acts as our agent for registering new junior subordinated debentures in the names of holders and transferring new junior subordinated debentures. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The indenture trustee’s agent may require an indemnity before replacing any new junior subordinated debentures.

Holders will not be required to pay a service charge to transfer or exchange new junior subordinated debentures, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

In the event of any redemption, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of or exchange new junior subordinated debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of new junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	transfer or exchange any new junior subordinated debentures so selected for redemption, except, in the case of any new junior subordinated debentures being redeemed in part, any portion thereof not being redeemed.

Payment and Paying Agents

The paying agent for the new junior subordinated debentures is the indenture trustee.

Notices

We and the indenture trustee will send notices regarding the new junior subordinated debentures only to holders, using their addresses as listed in the indenture trustee’s records.

Governing Law

The junior subordinated debt indenture is, and the new junior subordinated debentures will be, governed by, and construed in accordance with, the laws of the State of New York.

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge or consolidate out of existence or sell or lease substantially all of our assets, the other firm may not be organized under a foreign country’s laws, that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the new junior subordinated debentures.

•	The merger, sale of assets or other transaction must not cause a default on the new junior subordinated debentures, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to new junior subordinated debentures, we will not need to obtain the approval of the holders of the new junior subordinated debentures in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity.

We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating or may reduce our operating results or impair our financial condition. Holders of the new junior subordinated debentures, however, will have no approval rights with respect to any transaction of this type.

Modification and Waiver of the New Junior Subordinated Debentures

There are four types of changes we can make to the junior subordinated debt indenture and the new junior subordinated debentures.

Changes Requiring Approval of All Holders.  First, there are changes that cannot be made to the new junior subordinated debentures without specific approval of each holder of the new junior subordinated debentures affected by the change. Following is a list of those types of changes:

•	change the stated maturity or interest payable on the new junior subordinated debentures;

•	reduce any amounts due on the new junior subordinated debentures;

•	reduce the amount of principal payable upon acceleration of the maturity of the new junior subordinated debentures following an event of default;

•	change the currency of payment on the new junior subordinated debentures;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of the new junior subordinated debentures whose consent is needed to modify or amend the junior subordinated debt indenture;

•	reduce the percentage of holders of the new junior subordinated debentures whose consent is needed to waive compliance with certain provisions of the junior subordinated debt indenture or to waive certain defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the junior subordinated debt indenture.

We may, with the indenture trustee’s consent, execute, without the consent of any holder of the new junior subordinated debentures, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

Changes Requiring a Majority Vote.  The second type of change to the junior subordinated debt indenture and the new junior subordinated debentures is the kind that requires a vote in favor by holders of the new junior subordinated debentures owning a majority of the principal amount of the new junior subordinated debentures. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the new junior subordinated debentures. We may also obtain a waiver of a past default from the holders of the new junior subordinated debentures owning a majority of the principal amount of the new junior subordinated debentures. However, we cannot obtain a waiver of a payment default or any other aspect of the junior subordinated debt indenture or the new junior subordinated debentures listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of the new junior subordinated debentures. This type is limited to clarifications, our right, under certain circumstances, to modify the definition of APM qualifying securities, and certain other changes that would not adversely affect in any material respect holders of the new junior subordinated debentures.

Modification of Subordination Provisions.  We may not modify the subordination provisions of the junior subordinated debt indenture in a manner that would adversely affect in any material respect the new junior subordinated debentures, without the consent of the holders of a majority in principal amount of the new junior subordinated debentures.

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon serves or will serve as the trustee for certain of our senior debt securities and our subordinated debt securities and any warrants that we may issue under our warrant indenture, as well as the trustee under any amended and restated trust agreement and capital securities subordinated guarantee that we may enter into in connection with the issuance of capital securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, trust agreements or subordinated guarantees, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, trust agreements or subordinated guarantees and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to new junior subordinated debentures for so long as they remain issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of new junior subordinated debentures.

Then, we describe special provisions that apply to new junior subordinated debentures.

Who is the Legal Owner of a Registered Security?

The new junior subordinated debentures will be evidenced by one or more global securities, each registered in the name of a nominee for, and deposited with, DTC, or its nominee. We refer to those who, indirectly through others, own beneficial interests in new junior subordinated debentures that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in new junior subordinated debentures issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Since we will initially issue the new junior subordinated debentures in book-entry form only, they will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the new junior subordinated debentures on behalf of themselves or their customers.

Under the junior subordinated debt indenture, only the persons in whose name new junior subordinated debentures are registered are recognized as the holders of those new junior subordinated debentures represented thereby. Consequently, for so long as the new junior subordinated debentures are issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the new junior subordinated debentures, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the new junior subordinated debentures.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the new junior subordinated debentures are issued in global form, investors will be indirect owners, and not holders, of the new junior subordinated debentures.

Street Name Owners

If we terminate an existing global security, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For new junior subordinated debentures held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the new junior subordinated debentures are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property, to them.

These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold new junior subordinated debentures in street name will be indirect owners, not holders, of those new junior subordinated debentures.

Legal Holders

Our obligations, as well as the obligations of the indenture trustee under the junior subordinated debt indenture and the obligations, if any, of any third parties employed by us or any agents of theirs, run only to the holders of the new junior subordinated debentures. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a new junior subordinated debenture or has no choice because we are issuing the new junior subordinated debentures only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the junior subordinated debt indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the junior subordinated debt indenture — we would seek the approval only from the holders, and not the indirect owners, of the new junior subordinated debentures. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all acquirers of the new junior subordinated debentures being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your new junior subordinated debentures” in this prospectus, we mean the new junior subordinated debentures in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold new junior subordinated debentures through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles new junior subordinated debentures payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the new junior subordinated debentures if there were an event of default or other event triggering the need for holders to act to protect their interests; and

•	if the new junior subordinated debentures are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

We will issue the new junior subordinated debentures in book-entry form. This means that the new junior subordinated debentures will be represented by one or more global securities deposited on behalf of DTC as “depositary” for the new junior subordinated debentures, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. DTC will hold global securities on behalf of other financial institutions that participate in the book-entry system of DTC (the “DTC participants”). These DTC participants, in turn, hold beneficial interests in global securities on behalf of themselves or their customers. Investors will not own global securities issued in global form directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that is itself a DTC participant or holds an interest through a DTC participant.

An investor will be an indirect holder and must look to its bank or broker for payments on the new junior subordinated debentures and protection of its legal rights relating to the new junior subordinated debentures. DTC has advised us that it will take any action permitted to be taken by a holder of new junior subordinated debentures only at the direction of one or more DTC participants whose accounts are credited with DTC interests in a global security.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, you will not have the ability to transfer beneficial interests in the global securities to these persons.

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the new junior subordinated debentures must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

The depositary may require that those who purchase and sell interests in a global security within its book entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well.

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the new junior subordinated debentures, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as Euroclear, and Clearstream Banking, société anonyme, Luxembourg, known as Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

The new junior subordinated debentures will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated.” If termination occurs, the new junior subordinated debentures will no longer be held through any book-entry clearing system.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the new junior subordinated debentures it represented. After that exchange, the choice of whether to hold the new junior subordinated debentures directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the indenture trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the new junior subordinated debentures and has not been cured or waived.

If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the new junior subordinated debentures represented by the global security will be registered and, therefore, who will be the holders of those new junior subordinated debentures.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Acquisitions of new junior subordinated debentures within the DTC system must be made by or through DTC participants, which will receive a credit for the new junior subordinated debentures on DTC’s records. The ownership interest of each actual acquirer of new junior subordinated debentures is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream, Luxembourg. Beneficial owners will not receive written confirmation from DTC of their acquisition, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new junior subordinated debentures are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new junior subordinated debentures, except in the limited circumstances described in “— What is a Global Security — Special Situations When a Global Security Will Be Terminated” in which a global security of the new junior subordinated debentures will become exchangeable for new junior subordinated debentures certificates registered in the manner described therein.

To facilitate subsequent transfers, all new junior subordinated debentures deposited by DTC participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the new junior subordinated debentures with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC will not have knowledge of the actual beneficial owners of the new junior subordinated debentures; DTC’s records reflect only the identity of the DTC participants to whose accounts such new junior subordinated debentures are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the new junior subordinated debentures. If less than all of the new junior subordinated debentures are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the new junior subordinated debentures unless authorized by a DTC participant in accordance with DTC’s money market instruments procedures. Under its usual procedures, DTC would mail an omnibus proxy to the indenture trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such new junior subordinated debentures are credited on the record date (identified in a listing attached to the omnibus proxy).

Interest payments on the new junior subordinated debentures will be made by the indenture trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee (or any registrar or paying agent), on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participants and not of DTC, the indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the indenture trustee, disbursement of those payments to DTC participants will be the responsibility of DTC and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the new junior subordinated debentures at any time by giving reasonable notice to us.

Global Clearance and Settlement Procedures

As long as DTC is the depositary for the global securities, you may hold an interest in a global security through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Euroclear and Clearstream, Luxembourg will have no record of you or your relationship with the direct participant in their systems.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global securities on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank acts as depositary for Euroclear. Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

If you hold an interest in a global security through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your new junior subordinated debenture to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the new junior subordinated debentures, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the new junior subordinated debentures between Clearstream, Luxembourg participants or between Euroclear participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the new junior subordinated debentures, with settlement in immediately available funds.

Cross-market transfers of the new junior subordinated debentures — meaning transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand — will be governed by DTC’s rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your new junior subordinated debenture through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any new junior subordinated debentures you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day after the DTC settlement date. For the same reason, if you sell the new junior subordinated debentures through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Clearstream, Luxembourg or Euroclear.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the replacement capital covenant. The replacement capital covenant contains the full legal text of the matters described in this section, and has been filed by us in a Current Report on Form 8-K. See “Where You Can Find More Information” for information on how you can contact us to obtain a copy of the replacement capital covenant. You should refer to the replacement capital covenant for more information.

References in this description to the new junior subordinated debentures include any old junior subordinated debentures that are not exchanged in this exchange offer. The new junior subordinated debentures and the old junior subordinated debentures that are not exchanged constitute a single series of junior subordinated debt securities under the junior subordinated debt indenture.

In the replacement capital covenant, we agree for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness ranking senior to the new junior subordinated debentures that we will not repay, redeem, defease or purchase, and none of our subsidiaries will purchase, all or a part of the new junior subordinated debentures prior to May 15, 2068, unless the principal amount repaid or defeased, or the applicable redemption or purchase price, does not exceed the sum of:

•	the “applicable percentage” of the aggregate amount of net cash proceeds we and our subsidiaries have received from the sale of “common stock,” “rights to acquire common stock,” “mandatorily convertible preferred stock,” “debt exchangeable for common equity” and “qualifying capital securities,” plus

•	the “applicable percentage” of the aggregate market value of any common stock (or rights to acquire common stock) we and our subsidiaries have delivered or issued in connection with the conversion of any convertible or exchangeable securities, other than securities for which we or any of our subsidiaries has received equity credit from any “NRSRO”;

in each case to persons other than AIG and its subsidiaries since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”). The foregoing limitation will not restrict the repayment, redemption or other acquisition of any new junior subordinated debentures that we have previously defeased in accordance with the replacement capital covenant. We sometimes refer collectively in this prospectus to common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity and qualifying capital securities as “replacement capital securities.”

“Applicable percentage” means:

•	in the case of any common stock or rights to acquire common stock, (a) 133.33% with respect to any repayment, redemption or purchase prior to May 15, 2018, (b) 200% with respect to any repayment, redemption or purchase on or after May 15, 2018 and prior to May 15, 2058 and (c) 400% with respect to any repayment, redemption or purchase on or after May 15, 2058;

•	in the case of any mandatorily convertible preferred stock, debt exchangeable for common equity or any qualifying capital securities described in clause (i) of the definition of that term, (a) 100% with respect to any repayment, redemption or purchase prior to May 15, 2058 and (b) 300% with respect to any repayment, redemption or purchase on or after May 15, 2058;

•	in the case of any qualifying capital securities described in clause (ii) of the definition of that term, (a) 100% with respect to any repayment, redemption or purchase prior to May 15, 2058 and (b) 200% with respect to any repayment, redemption or purchase on or after May 15, 2058; and

•	in the case of any qualifying capital securities described in clause (iii) of the definition of that term, 100%.

“Common stock” means any of our equity securities (including equity securities held as treasury shares) or rights to acquire equity securities that have no preference in the payment of dividends or amounts payable upon the liquidation, dissolution or winding-up of AIG (including a security that tracks the performance of, or relates to the results of, a business, unit or division of AIG), and any securities that have no preference in the payment of dividends or amounts payable upon liquidation, dissolution or winding-up and are issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Debt exchangeable for common equity” means a security or combination of securities that:

•	gives the holder a beneficial interest in (i) a fractional interest in a stock purchase contract for a share of common stock of AIG that will be settled in three years or less, with the number of shares of common stock of AIG purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of the subordinated debt securities referred to in clause (ii), subject to customary anti-dilution adjustments, and (ii) debt securities of AIG or one of its subsidiaries that are non-callable prior to the settlement date of the stock purchase contract;

•	provides that the holders directly or indirectly grant AIG a security interest in such securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase common stock of AIG pursuant to such stock purchase contracts;

•	includes a remarketing feature pursuant to which the debt securities are remarketed to new investors commencing not later than the settlement date of the stock purchase contract; and

•	provides for the proceeds raised in the remarketing to be used to purchase common stock of AIG under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the stock purchase contract, provides that the stock purchase contracts will be settled by AIG exercising its remedies as a secured party with respect to the debt securities or other collateral directly or indirectly pledged by holders of the debt exchangeable for common equity.

“Employee benefit plan” means any written purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension or similar plan or arrangement or any written compensatory contract or arrangement.

“Measurement date” means with respect to any repayment, redemption, defeasance or purchase of the new junior subordinated debentures (i) on or prior to the scheduled maturity date, the date 180 days prior to delivery of notice of such repayment, defeasance or redemption or the date of such purchase and (ii) after the scheduled maturity date, the date 90 days prior to the date of such repayment, redemption, defeasance or purchase, except that, if during the 90 days (or any shorter period) preceding the date that is 90 days prior to the date of such repayment, redemption, defeasance or purchase, net cash proceeds described above were received but no repayment, redemption, defeasance or purchase was made in connection therewith, the measurement date shall be the earliest date upon which such net cash proceeds were received.

For example, if we receive proceeds from the issuance of qualifying capital securities before the scheduled maturity date but after we have given the indenture trustee a notice of repayment and we do not redeem or purchase any new junior subordinated debentures based on the receipt of these proceeds, the measurement date with respect to the next interest payment date will be the date we received those proceeds (even though it is more than 90 days prior to that interest payment date) and, accordingly, we may count those proceeds in connection with the repayment of the new junior subordinated debentures on that interest payment date.

“Measurement period” with respect to any notice date or purchase date means the period (i) beginning on the measurement date with respect to such notice date or purchase date and (ii) ending on such notice date or purchase date. Measurement periods cannot run concurrently.

“NRSRO” means any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act (or any successor provision).

“Qualifying capital securities” means securities (other than common stock, rights to acquire common stock or securities exchangeable for or convertible into common stock) that in the determination of AIG’s board of directors (or a duly authorized committee thereof), reasonably construing the definitions and other terms of the replacement capital covenant, meet one of the following criteria:

(i)	in connection with any repayment, redemption or purchase of new junior subordinated debentures prior to May 15, 2018:

•	junior subordinated debt securities and guarantees issued by us or our subsidiaries with respect to trust preferred securities if the junior subordinated debt securities and guarantees (a) rank pari passu with or junior to the new junior subordinated debentures upon our liquidation, dissolution or winding-up, (b) are “non-cumulative,” (c) have no maturity or a maturity of at least 60 years and (d) are subject to a “qualifying replacement capital covenant”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the new junior subordinated debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 60 years and (c) (i) are “non-cumulative” and subject to a “qualifying replacement capital covenant” or (ii) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure”; or

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the new junior subordinated debentures, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a “qualifying replacement capital covenant” and (d) have a “mandatory trigger provision” and an “optional deferral provision”;

(ii)	in connection with any repayment, redemption or purchase of new junior subordinated debentures on or after May 15, 2018 but prior to May 15, 2038:

•	all types of securities that would be “qualifying capital securities” under clause (i) above;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the new junior subordinated debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 60 years, (c) are subject to a “qualifying replacement capital covenant” and (d) have an “optional deferral provision”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the new junior subordinated debentures upon our liquidation, dissolution or winding-up, (b) are “non-cumulative,” (c) have no maturity or a maturity of at least 60 years and (d) are subject to “intent-based replacement disclosure”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the new junior subordinated debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 40 years and (c) (i) are “non-cumulative” and subject to a “qualifying replacement capital covenant” or (ii) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure”;

•	securities issued by us or our subsidiaries that (a) rank junior to all of our senior and subordinated debt other than the new junior subordinated debentures and the pari passu securities, (b) have a “mandatory trigger provision” and an “optional deferral provision,” and are subject to “intent-based replacement disclosure” and (c) have no maturity or a maturity of at least 60 years;

•	cumulative preferred stock issued by us or our subsidiaries that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) (1) has no maturity or a maturity of at least 60 years and (2) is subject to a “qualifying replacement capital covenant”; or

•	other securities issued by us or our subsidiaries that (a) rank upon our liquidation, dissolution or winding-up either (1) pari passu with or junior to the new junior subordinated debentures or (2) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on our liquidation, dissolution or winding-up); and (b) either (1) have no maturity or a maturity of at least 40 years and have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure” or (2) have no maturity or a maturity of at least 25 years and are subject to a “qualifying replacement capital covenant” and have a “mandatory trigger provision” and an “optional deferral provision”;

(iii)	in connection with any repayment, redemption or purchase of new junior subordinated debentures at any time on or after May 15, 2038:

•	all of the types of securities that would be “qualifying capital securities” under clause (ii) above;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the new junior subordinated debentures upon our liquidation, dissolution or winding-up, (b) either (1) have no maturity or a maturity of at least 60 years and are subject to “intent based replacement disclosure” or (2) have no maturity or a maturity of at least 40 years and are subject to a “qualifying replacement capital covenant” and (c) have an “optional deferral provision”;

•	securities issued by us or our subsidiaries that (a) rank junior to all of our senior and subordinated debt other than the new junior subordinated debentures and any other pari passu securities, (b) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure” and (c) have no maturity or a maturity of at least 25 years; or

•	preferred stock issued by us or our subsidiaries that either (a) has no maturity or a maturity of at least 60 years and is subject to “intent-based replacement disclosure” or (b) has a maturity of at least 40 years and is subject to a “qualifying replacement capital covenant”;

provided that if any of the securities described above is structured at the time of issuance with a significant distribution rate step-up (whether interest or dividend) prior to May 15, 2058, then such security shall be subject to a “qualifying replacement capital covenant” that will remain in effect until at least May 15, 2058. “Significant distribution rate step-up” means, as to a “qualifying capital security,” an increase in the distribution rate at a date after initial issuance of such security of more than 25 basis points (or, if the method of calculating distributions on such “qualifying capital security” is changing at the time of such increase (for example, from a fixed rate to a floating rate based upon a margin above an index or from a floating rate based upon a margin above one index to a floating rate based upon a margin above a different index), an increase in the margin above the applicable credit spread used in calculating such increased rate as compared to the credit spread used in calculating the initial distribution rate of more than 25 basis points).

For purposes of the definitions provided above, the following terms shall have the following meanings:

“Alternative payment mechanism” means, with respect to any securities or combination of securities, provisions in the related transaction documents requiring AIG to issue (or use commercially reasonable efforts to issue) one or more types of “APM qualifying securities” raising eligible proceeds at least equal to the deferred distributions on such securities and apply the proceeds to pay unpaid distributions on such securities, commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which AIG pays current distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

•	define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) that AIG has received during the 180 days prior to the related distribution date from the issuance of APM qualifying securities, up to the maximum share number in the case of APM qualifying securities that are common stock or “mandatorily convertible preferred stock”, up to the maximum warrant number in the case of APM qualifying securities that are qualifying warrants, and up to the “preferred cap” in the case of APM qualifying securities that are “qualifying non-cumulative preferred stock” or “mandatorily convertible preferred stock”;

•	permit AIG to pay current distributions on any distribution date out of any source of funds but (x) require AIG to pay deferred distributions only out of eligible proceeds and (y) prohibit AIG from paying deferred distributions out of any source of funds other than eligible proceeds, unless otherwise required at the time by any applicable regulatory authority or if an event of default has occurred that results in an acceleration of the principal amount of the relevant securities;

•	include a “repurchase restriction”;

•	limit the obligation of AIG to issue (or use commercially reasonable efforts to issue) APM qualifying securities up to:

•	in the case of APM qualifying securities that are common stock or qualifying warrants, during the first five years of any deferral period (x) an amount from the issuance thereof pursuant to the alternative payment mechanism equal to 2% of AIG’s most recently published market capitalization or (y) a number of shares of common stock and qualifying warrants not in excess of 2% of the number of shares of outstanding common stock set forth in AIG’s most recently published financial statements (the “common cap”);

•	in the case of APM qualifying securities that are “qualifying non-cumulative preferred stock” or “mandatorily convertible preferred stock,” an amount from the issuance thereof pursuant to the related alternative payment mechanism (including at any point in time from all prior issuances of “qualifying non-cumulative preferred stock” and still-outstanding “mandatorily convertible preferred stock” pursuant to such alternative payment mechanism) equal to 25% of the liquidation or principal amount of the securities that are the subject of the related alternative payment mechanism (the “preferred cap”);

•	permit AIG, at its option, to impose a limitation on the issuance of APM qualifying securities consisting of common stock, mandatorily convertible preferred stock and qualifying warrants, in each case to a maximum issuance cap to be set at the discretion of AIG and otherwise substantially similar to the “maximum share number” and “maximum warrant number,” respectively, provided that such maximum issuance cap will be subject to AIG’s agreement to use commercially reasonable efforts to increase the maximum issuance cap when reached and (i) simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of common stock or (ii) if AIG cannot increase the maximum issuance cap as contemplated in the preceding clause, by requesting its board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of AIG’s authorized common stock for purposes of satisfying AIG’s obligations to pay deferred distributions;

•	in the case of securities other than non-cumulative preferred stock, include a “bankruptcy claim limitation provision”; and

•	permit AIG, at its option, to provide that if AIG is involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity, then the first three bullet points will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination. “Continuing director” means a director who was a director of AIG at the time the definitive agreement relating to the transaction was approved by AIG’s board of directors;

provided that:

•	AIG shall not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

•	if, due to a market disruption event or otherwise, AIG is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, AIG will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the “common cap,” “preferred cap” and any “maximum issuance cap”; and

•	if AIG has outstanding more than one class or series of securities under which it is obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by AIG from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the “common cap,” the “preferred cap” and any maximum issuance cap referred to above, as applicable, in proportion to the total amounts that are due on such securities.

“APM qualifying securities” means, with respect to an alternative payment mechanism or a mandatory trigger provision, one or more of the following (as designated in the transaction documents for the qualifying capital securities that include an alternative payment mechanism or a mandatory trigger provision, as applicable): common stock, qualifying warrants, qualifying non-cumulative preferred stock and mandatorily convertible preferred stock; provided that

•	if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision include both common stock and qualifying warrants,

•	such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue qualifying warrants; and

•	we may, without the consent of the holders of the qualifying capital securities, amend the definition of APM qualifying securities to eliminate common stock or qualifying warrants (but not both) from the definition if, after May 13, 2008, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes; and

•	if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision include mandatorily convertible preferred stock,

•	such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue mandatorily convertible preferred stock; and

•	we may, without the consent of the holders of the qualifying capital securities, amend the definition of APM qualifying securities to eliminate mandatorily convertible preferred stock from the definition if, after May 13, 2008, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

“Bankruptcy claim limitation provision” means, with respect to any securities or combination of securities that have an alternative payment mechanism or a mandatory trigger provision, provisions that, upon any liquidation, dissolution, winding-up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to distributions that accumulate during (A) any deferral period, in the case of securities that have an alternative payment mechanism or (B) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities having a mandatory trigger provision, to:

•	in the case of securities having an alternative payment mechanism or “mandatory trigger provision” with respect to which the “APM qualifying securities” do not include “qualifying noncumulative preferred stock” or “mandatorily convertible preferred stock,” 25% of the stated or principal amount of such securities then outstanding; and

•	in the case of any other securities, an amount not in excess of the sum of (x) the amount of accumulated and unpaid distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which distributions have not been paid and (y) an amount equal to the excess, if any, of the “preferred cap” over the aggregate amount of net proceeds from the sale of “qualifying non-cumulative preferred stock” and still-outstanding “mandatorily convertible preferred stock” that the issuer has applied to pay such distributions pursuant to the alternative payment mechanism or the “mandatory trigger provision,” provided that the holders of such securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in subclause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had such claim ranked pari passu with the interests of the holders, if any, of “qualifying non-cumulative preferred stock.”

In the case of any cumulative preferred stock that includes a bankruptcy claim limitation provision, such provision shall limit the liquidation preference of such cumulative preferred stock to its stated amount, plus an amount in respect of accumulated and unpaid dividends not in excess of the amount set forth in the first or second bullet point above, as applicable.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings made by the issuer prior to or contemporaneously with the issuance of such securities, that the issuer will repay, redeem, defease or purchase, and will cause its subsidiaries to purchase, such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption, defeasance or purchase that are as or more equity-like than the securities then being repaid, redeemed, defeased or purchased, raised within 180 days prior to the applicable redemption or purchase date.

“Mandatory trigger provision” means, as to any security or combination of securities, provisions in the terms thereof or of the related transaction agreements that:

•	upon a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, prohibit the issuer of such securities from making payment of distributions on such securities (including without limitation all deferred and accumulated amounts) other than out of the net proceeds of the issuance and sale of APM qualifying securities; provided that the amount of “qualifying non-cumulative preferred stock” and “mandatorily convertible preferred stock” the net proceeds of which the issuer may apply to pay such distributions pursuant to such provision may not exceed the “preferred cap”;

•	in the case of securities other than non-cumulative perpetual preferred stock, require the issuance and sale of APM qualifying securities in an amount at least equal to the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts) and the application of such net proceeds to the payment of such distributions within two years of such failure; provided that if the mandatory trigger provision does not require such issuance and sale within one year of such failure, the amount of common stock or qualifying warrants the net proceeds of which the issuer must apply to pay such distributions pursuant to such provision may not exceed the “common cap”;

•	include a “repurchase restriction” if the provisions described in the prior bullet point do not require such issuance and sale within one year of such failure;

•	prohibit the issuer of such securities from redeeming, defeasing or purchasing any of its securities ranking upon the liquidation, dissolution or winding-up of the issuer, junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in the first bullet point above to pay such deferred distributions in full, except where non-payment would cause the issuer to breach the terms of the relevant instrument, subject to the exceptions set forth in the first and second bullet points of the definition of “repurchase restriction”;

•	other than in the case of non-cumulative preferred stock, include a “bankruptcy claim limitation provision”; and

•	do not include any remedies other than “permitted remedies” for the issuer’s failure to pay distributions because of the “mandatory trigger provision” except in the event that distributions have been deferred for one or more distribution periods that total together at least 10 years;

provided that:

•	the issuer shall not be obligated to issue (or to use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

•	if, due to a market disruption event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, the issuer will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the “common cap” and the “preferred cap,” as applicable; and

•	if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the “common cap” and the “preferred cap,” as applicable, in proportion to the total amounts that are due on such securities.

“Non-cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more “permitted remedies.” Securities that include an alternative payment mechanism will also be deemed to be “non-cumulative,” other than for the purposes of the definitions of “APM qualifying securities” and “qualifying non-cumulative preferred stock.”

“Optional deferral provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the effect of either (a) or (b) below:

(a)	(i) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, 10 years, without any remedy other than “permitted remedies” and (ii) an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first 5 years of any deferral period and need not include a “common cap” or a “preferred cap”); or

(b)	the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to 10 years, without any remedy other than “permitted remedies.”

“Permitted remedies” means, with respect to any securities, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (b) complete or partial prohibitions on the issuer or its subsidiaries paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying non-cumulative preferred stock” means non-cumulative perpetual preferred stock issued by us that (i) ranks pari passu with or junior to all other outstanding preferred stock of the issuer, other than a preferred stock that is issued or issuable pursuant to a stockholders’ rights plan or similar plan or arrangement and (ii) contains no remedies other than “permitted remedies” and either (i) is subject to “intent-based replacement disclosure” and has a provision that provides for mandatory suspension of distributions upon AIG’s failure to satisfy one or more financial tests set forth therein or (ii) is subject to a qualifying replacement capital covenant.

“Qualifying replacement capital covenant” means (a) a replacement capital covenant substantially similar to the replacement capital covenant applicable to the new junior subordinated debentures or (b) a replacement capital covenant, as identified by AIG’s board of directors, or a duly authorized committee thereof, acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the replacement capital covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming, repaying, purchasing or defeasing, and restricts the subsidiaries of such issuer from purchasing, identified securities except out of the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption, repayment, purchase or defeasance that are as or more equity-like than the securities then being redeemed, repaid, purchased or defeased, raised within 180 days prior to the applicable redemption, repayment, purchase or defeasance date; provided that the term of such qualifying replacement capital covenant shall be determined at the time of issuance of the related replacement capital securities taking into account the other characteristics of such securities.

“Repurchase restriction” means, with respect to any APM qualifying securities that include an alternative payment mechanism or a mandatory trigger provision, provisions that require AIG and its subsidiaries not to redeem, purchase or defease any of its securities ranking junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred distributions have been paid, except where non-payment would cause AIG to breach the terms of the relevant instrument, other than the following (none of which shall be restricted or prohibited by a repurchase restriction) if deferral of distributions continues for more than one year:

•	redemptions, purchases or other acquisitions of shares of common stock in connection with any employee benefit plan; or

•	purchases of shares of common stock pursuant to a contractually binding requirement to buy common stock entered into prior to the beginning of the related deferral period, including under a contractually binding stock repurchase plan.

“Rights to acquire common stock” includes the number of shares of common stock obtainable upon exercise or conversion of any right to acquire common stock, including, any right to acquire common stock pursuant to a stock purchase plan, employee benefit plan or assurance agreement.

Our ability to raise proceeds from qualifying capital securities, mandatorily convertible preferred stock, common stock, debt exchangeable for common equity and rights to acquire common stock during the applicable measurement period with respect to any repayment, purchase or redemption of new junior subordinated debentures will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities. No assurance can be given that we will be able to issue those securities, and we will be unable to repay or redeem the new junior subordinated debentures prior to May 15, 2068 unless we can complete such an issuance.

The initial series of indebtedness benefiting from our replacement capital covenant is our 6.25% Notes due 2036, CUSIP No. 026874AZ0. The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity, becomes subject to a redemption notice or is reduced to less than $100,000,000 in outstanding principal amount. We expect that, at all times prior to May 15, 2068, we will be subject to the replacement capital covenant and, accordingly, restricted in our ability to repay, redeem, defease or purchase the new junior subordinated debentures.

The replacement capital covenant is made for the benefit of persons that buy, hold or sell the specified series of long-term indebtedness. It is not for the benefit of, and may not be enforced by, the holders of the new junior subordinated debentures. Any amendment or termination of our obligations under the replacement capital covenant will require the consent of the holders of at least a majority in principal amount of that series of indebtedness, except that we may amend or supplement the replacement capital covenant without the consent of the holders of that series of indebtedness if any of the following apply (it being understood that any such amendment or supplement may fall into one or more of the following): (i) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities, and an officer of AIG has delivered to the holders of the then effective series of covered debt a written certificate to that effect, (ii) such amendment or supplement is not materially adverse to the covered debtholders, and an officer of AIG has delivered to the holders of the then effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not materially adverse to the covered debtholders, or (iii) such amendment or supplement eliminates common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities if, after May 20, 2008, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to eliminate common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States. For this purpose, an amendment or supplement that adds new types of securities qualifying as “replacement capital securities” or modifies the requirements of securities qualifying as “replacement capital securities” will not be deemed materially adverse to the holders of the then effective series of covered debt if, following such amendment or supplement, the replacement capital covenant would constitute a “qualifying replacement capital covenant.”

With respect to qualifying capital securities, we have agreed in the junior debt indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the new junior subordinated debentures is permitted, except with the consent of holders of a majority by principal amount of the new junior subordinated debentures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of exchanging old junior subordinated debentures for new junior subordinated debentures and owning the new junior subordinated debentures. It applies to holders that hold old junior subordinated debentures and new junior subordinated debentures as capital assets for tax purposes and acquire new junior subordinated debentures by exchanging pursuant to the exchange offer the old junior subordinated debentures that they acquired upon their original issuance at their original offering price. For the purposes of this section “Certain United States Federal Income Tax Considerations”, the new junior subordinated debentures and the old junior subordinated debentures are hereinafter referred to as the “Series A-6 Junior Subordinated Debentures”.

This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns Series A-6 Junior Subordinated Debentures that are a hedge or that are hedged against interest rate risks;

•	a person that owns Series A-6 Junior Subordinated Debentures as part of a straddle or conversion transaction for tax purposes; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Series A-6 Junior Subordinated Debentures, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Series A-6 Junior Subordinated Debentures should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Series A-6 Junior Subordinated Debentures.

The Series A-6 Junior Subordinated Debentures are a novel financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the Series A-6 Junior Subordinated Debentures, and the opinion of our tax counsel is not binding on the Internal Revenue Service (“IRS”). Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the Series A-6 Junior Subordinated Debentures, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Treatment of the Exchange

In the opinion of our counsel, Sullivan & Cromwell LLP, the exchange of the old junior subordinated debentures for new junior subordinated debentures will not be treated as a taxable transaction for U.S. federal income tax purposes. Your basis and holding period in the new junior subordinated debentures will equal your basis and holding period in the old junior subordinated debentures exchanged for them.

Classification of the Series A-6 Junior Subordinated Debentures

In the opinion of our counsel, Sullivan & Cromwell LLP, under current law and assuming full compliance with the terms of the junior debt indenture and other relevant documents, and based on certain representations to Sullivan & Cromwell LLP made at the time of the original issuance of the old junior subordinated debentures, the Series A-6 Junior Subordinated Debentures will be treated as indebtedness of AIG for United States federal income tax purposes (although there is no clear authority on this point). The remainder of this discussion assumes that the Series A-6 Junior Subordinated Debentures will not be recharacterized as other than indebtedness of AIG, unless otherwise indicated.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” A holder is a United States Holder if such holder is a beneficial owner of Series A-6 Junior Subordinated Debentures and is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is not a United States person for United States federal income tax purposes. This subsection does not apply to a holder that is a non-United States Holder and such holders should refer to “— Non-United States Holders” below.

Interest Income

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, or “OID.” As of the time of the original issuance of the old junior subordinated debentures (which we believe, because of the relevant terms of the exchange offer, to be the relevant date for determining whether a contingency is remote), we believed that the likelihood of our exercising our option to defer payments was remote within the meaning of the regulations. Based on the foregoing, we believe that the Series A-6 Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of Series A-6 Junior Subordinated Debentures should include in gross income that holder’s interest on the Series A-6 Junior Subordinated Debentures in accordance with that holder’s method of tax accounting.

Original Issue Discount

Under the applicable Treasury regulations, if our exercise of the option to defer any payment of interest was determined not to be “remote,” or if we exercised that option, the Series A-6 Junior Subordinated Debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, in which case all stated interest on the Series A-6 Junior Subordinated Debentures would thereafter be treated as OID as long as the Series A-6 Junior Subordinated Debentures remained outstanding.

In that event, all of a United States Holder’s taxable interest income relating to the Series A-6 Junior Subordinated Debentures would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of the United States Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a United States Holder of Series A-6 Junior Subordinated Debentures would be required to include in gross income OID even though we will make no actual payments on the Series A-6 Junior Subordinated Debentures during a deferral period.

The IRS has not defined the meaning of the term “remote” as used in the applicable Treasury Regulations in any binding ruling or interpretation, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Because income on the Series A-6 Junior Subordinated Debentures will constitute interest or OID, (i) corporate holders of Series A-6 Junior Subordinated Debentures will not be entitled to a dividends-received deduction relating to any income recognized relating to the Series A-6 Junior Subordinated Debentures and (ii) non-corporate individual holders will not be entitled to any preferential tax rate for any income recognized relating to the Series A-6 Junior Subordinated Debentures.

Sale, Redemption or Maturity of Series A-6 Junior Subordinated Debentures

Upon the sale, redemption or maturity of Series A-6 Junior Subordinated Debentures, a United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Series A-6 Junior Subordinated Debentures and the amount realized on the sale, redemption or maturity of those Series A-6 Junior Subordinated Debentures. The amount realized will not include amounts that are allocated to accrued but unpaid interest, which will be subject to tax in the manner described above under “Interest Income” and “Original Issue Discount.” Assuming that we do not exercise our option to defer payments of interest on the Series A-6 Junior Subordinated Debentures and that the Series A-6 Junior Subordinated Debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the Series A-6 Junior Subordinated Debentures generally will be its initial purchase price. If the Series A-6 Junior Subordinated Debentures are deemed to be issued with OID, a

United States Holder’s tax basis in the Series A-6 Junior Subordinated Debentures generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the Series A-6 Junior Subordinated Debentures since and including the date that the Series A-6 Junior Subordinated Debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest on the Series A-6 Junior Subordinated Debentures required to be included in income, and generally will be long-term capital gain or loss if the Series A-6 Junior Subordinated Debentures have been held for more than one year.

Should we exercise our option to defer payment of interest on the Series A-6 Junior Subordinated Debentures, the Series A-6 Junior Subordinated Debentures may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of that deferral, a United States Holder who disposes of its Series A-6 Junior Subordinated Debentures between record dates for payments of interest will be required to include in income as ordinary income accrued but unpaid interest on the Series A-6 Junior Subordinated Debentures to the date of disposition and to add that amount to its adjusted tax basis in the Series A-6 Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, income on the Series A-6 Junior Subordinated Debentures will be subject to information reporting. In addition, United States Holders may be subject to backup withholding on those payments if they do not provide their taxpayer identification numbers to the paying agent in the manner required, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the Series A-6 Junior Subordinated Debentures. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the Series A-6 Junior Subordinated Debentures will be respected as indebtedness of AIG, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a Series A-6 Junior Subordinated Debenture to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	the payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the paying agent, in accordance with specified procedures, a statement to the effect that the holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Series A-6 Junior Subordinated Debentures (including payments in respect of OID, if any, on the Series A-6 Junior Subordinated Debentures) made to a non-United States Holder would be subject to a 30% United States federal withholding tax, unless that Holder provides its withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the Series A-6 Junior Subordinated Debentures is not subject to withholding tax because it is effectively connected with that Holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (and, if one of certain tax treaties applies, if the non-United States Holder maintains a permanent establishment within the United States in connection with that trade or business) and the interest on the Series A-6 Junior Subordinated Debentures is effectively connected with the conduct of that trade or business (and, if one of certain tax treaties applies, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if one of certain tax treaties applies, any lower rates as provided in that treaty) branch profits tax.

If, contrary to the opinion of our tax counsel, the Series A-6 Junior Subordinated Debentures were recharacterized as equity of AIG, payments on the Series A-6 Junior Subordinated Debentures would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty.

Any gain realized on the disposition of a Series A-6 Junior Subordinated Debenture generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if one of certain tax treaties applies, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to interest payments on a Series A-6 Junior Subordinated Debenture to a non-United States Holder, or to proceeds from the disposition of a Series A-6 Junior Subordinated Debenture by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States person and neither we nor our paying agent has actual knowledge to the contrary.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. In general, if Series A-6 Junior Subordinated Debentures are not held through a qualified intermediary, the amount of payments made on those Series A-6 Junior Subordinated Debentures, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF THE OLD JUNIOR SUBORDINATED DEBENTURES FOR NEW JUNIOR SUBORDINATED DEBENTURES AND, OWNERSHIP AND DISPOSITION OF THE SERIES A-6 JUNIOR SUBORDINATED DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the new junior subordinated debentures. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit plans, as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code and certain entities whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investment by such plans or accounts therein (also “plans”), from engaging in certain transactions involving plan assets with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (together, “parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain governmental plans, church plans and non-U.S. plans (“non-ERISA arrangements”) are not subject to the requirements of ERISA or the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“similar laws”).

AIG and certain of its affiliates may each be considered a party in interest with respect to many plans. The acquisition of new junior subordinated debentures by a plan with respect to which we or an affiliate is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or the Code, unless the new junior subordinated debentures are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of the new junior subordinated debentures. These exemptions are PTCE 84-14 (for certain transactions determined or effected by a qualified professional asset manager), 90-1 (for certain transactions involving insurance company pooled separate accounts), 91-38 (for certain transactions involving bank collective investment funds), 95-60 (for transactions involving insurance company general accounts) and 96-23 (for transactions determined or effected by an in-house asset manager). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the acquisition and sale of securities, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any plan involved in the transaction, and provided further that the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Any acquiror or holder of the new junior subordinated debentures or any interest therein will be deemed to have represented by its acquisition and holding of the new junior subordinated debentures that it either (1) is not a plan and is not acquiring the new junior subordinated debentures on behalf of or with the assets of a plan or (2) its acquisition and holding of the new junior subordinated debentures will not result in any nonexempt prohibited transaction under ERISA or the Code. In addition, any acquiror or holder of the new junior subordinated debentures which is a non-ERISA arrangement will be deemed to have represented by its acquisition or holding of the new junior subordinated debentures that its acquisition and holding will not violate the provisions of any similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering the exchange for the new junior subordinated debentures on behalf of or with plan assets of any plan or non-ERISA arrangement consult with their counsel regarding the availability of an exemption, or the potential consequences of any acquisition or holding under similar laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to acquire the new junior subordinated debentures, you should consult your legal counsel. The acquisition of any new junior subordinated debentures by a plan or non-ERISA arrangement is in no respect a representation by AIG or any of its affiliates that such an acquisition meets all relevant legal requirements with respect to investments by any such plan or arrangement generally or any particular plan or arrangement, or that such acquisition is appropriate for such plans or arrangements generally or any particular plan or arrangement.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new junior subordinated debentures for its own account in connection with the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of those new junior subordinated debentures. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new junior subordinated debentures received in exchange for old junior subordinated debentures where such broker-dealer acquired old junior subordinated debentures as a result of market-making activities or other trading activities. We have agreed that for a period of 30 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of new junior subordinated debentures by broker-dealers. Broker-dealers may sell new junior subordinated debentures received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new junior subordinated debentures or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new junior subordinated debentures.

Any broker-dealer that resells new junior subordinated debentures that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new junior subordinated debentures may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new junior subordinated debentures and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will comply with the prospectus delivery requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 30 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commission or concessions of any broker or dealers.

VALIDITY OF THE NEW JUNIOR SUBORDINATED DEBENTURES

The validity of the new junior subordinated debentures will be passed upon by Sullivan & Cromwell LLP, New York, New York. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into this prospectus by reference to AIG’s 2008 Annual Report on Form 10-K have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AMERICAN INTERNATIONAL GROUP, INC.

OFFER TO EXCHANGE UP TO

$4,000,000,000

8.175% JUNIOR SUBORDINATED DEBENTURES

WHICH HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

FOR

ANY AND ALL OUTSTANDING

8.175% JUNIOR SUBORDINATED DEBENTURES

PROSPECTUS
May 19, 2009